                                                                     EXHIBIT 2.1


                           AGREEMENT FOR PURCHASE AND

                            SALE OF CERTAIN ASSETS OF



                             KARS-YES HOLDINGS INC.,


                          KARS-YES FINANCIAL INC., AND


                                KARS-YES INC., AS


                                    SELLERS,


                                       AND


                           UGLY DUCKLING CORPORATION,


                                    AS BUYER,


                                   DATED AS OF

                               SEPTEMBER 15, 1997

                                TABLE OF CONTENTS

ARTICLE I - PURCHASE AND SALE OF ASSETS....................................   2
      1.1      Assets Purchased............................................   2
      1.2      Excluded Assets.............................................   3
      1.3      Assumed Liabilities.........................................   4
      1.4      Excluded Liabilities........................................   5
      1.5      Future Sales Arrangement....................................   6
      1.6      Lease Agreements............................................   6
      1.7      Financial Information Required..............................   7

ARTICLE II - PURCHASE PRICE AND CLOSING....................................   8
      2.1      Purchase Price..............................................   8
      2.2      Payment of Purchase Price at Closing........................   9
      2.3      Closing.....................................................   9
      2.4      Allocation of Purchase Price; Accounting Treatment..........   9

ARTICLE III - PORTFOLIO SERVICING AGREEMENT................................  10
      3.1      Administration of Sellers' Existing Loan Portfolio..........  10
      3.2      Sellers' Continuing Responsibilities........................  10

ARTICLE IV - MANAGEMENT SERVICES AGREEMENT.................................  10
      4.1      Sellers to Enter into Services Agreement....................  10
      4.2      Responsibilities of Buyer...................................  10

ARTICLE V - AGREEMENTS REGARDING AUTOMOBILE INVENTORY......................  11
      5.1      Purchase of Automobile Inventory............................  11
      5.2      Automobile Inventory Holdback...............................  11

ARTICLE VI - FACILITIES CONSIDERATIONS.....................................  11
      6.1      Relocation of Appliance Company Employees...................  11
      6.2      Cooperation with Option Space Lease.........................  11
      6.3      Redbird Sales and Reconditioning Facility...................  12
      6.4      Appliance Company's Option with Respect to the Plano Road
               Facility....................................................  12

ARTICLE VII - SOFTWARE AND INTELLECTUAL PROPERTY ARRANGEMENTS..............  12
      7.1      Proprietary Software........................................  12
      7.2      Licensed Software...........................................  13
      7.3      Agreements Relating to the Appliance Company Agreement......  13
      7.4      Use of Computer System by Appliance Company Personnel.......  13
      7.5      Other Events................................................  14
      7.6      Cooperation.................................................  14


                                    (i)

ARTICLE VIII - NON-SOLICITATION OF EMPLOYEES...............................  15

ARTICLE IX - CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES........  15
      9.1      Conditions Precedent to Obligations of Buyer and Sellers....  15
      9.2      Conditions to Obligations of Sellers to Close...............  16
      9.3      Conditions Precedent to the Obligations of Buyer............  16

ARTICLE X - COVENANTS OF THE PARTIES.......................................  18
      10.1     Conduct of Acquired Business................................  18
      10.2     Access to Information.......................................  19
      10.3     Efforts to Consummate Transaction...........................  20
      10.4     Press Release...............................................  20
      10.5     Books and Records...........................................  20
      10.6     Employment..................................................  21
      10.7     Expenses....................................................  21
      10.8     Cobra Coverage..............................................  21
      10.9     Post Closing Responsibility.................................  22
      10.10    Environmental Covenants.....................................  22

ARTICLE XI - REPRESENTATIONS AND WARRANTIES OF SELLERS.....................  23
      11.1     Due Organization and Qualification..........................  23
      11.2     Corporate Power and Authority...............................  23
      11.3     No Violations...............................................  24
      11.4     Completeness of Acquired Assets.............................  24
      11.5     Consents....................................................  24
      11.6     Governmental Approval.......................................  25
      11.7     Litigation..................................................  25
      11.8     Environmental Laws and Regulations..........................  25
      11.9     Employee Benefit Plans......................................  29
      11.10    Financial Information.......................................  30
      11.11    Subsidiaries................................................  30
      11.12    Absence of Undisclosed Liabilities..........................  30
      11.13    Absence of Certain Developments.............................  30
      11.14    Real Estate.................................................  32
      11.15    Tax Matters.................................................  33
      11.16    Contracts and Commitments...................................  35
      11.17    Intellectual Property.......................................  36
      11.18    Employment Matters..........................................  38
      11.19    No Liens....................................................  38
      11.20    Affiliate Transactions......................................  38
      11.21    Compliance with Laws; Permits...............................  38
      11.22    Reasonably Equivalent Value.................................  39
      11.23    Disclosure..................................................  39


                                      (ii)

ARTICLE XII - REPRESENTATIONS AND WARRANTIES OF BUYER............................ 39
      12.1     Due Organization and Qualification................................ 39
      12.2     Corporate Power and Authority..................................... 39
      12.3     No Violations..................................................... 40
      12.4     Consents.......................................................... 40
      12.5     Conformity with Law and Litigation................................ 40
      12.6     Reasonably Equivalent Value....................................... 40

ARTICLE XIII - INDEMNIFICATION................................................... 41
      13.1     Definitions....................................................... 41
      13.2     Indemnification by Sellers........................................ 41
      13.3     Indemnification by Buyer.......................................... 42
      13.4     Procedure for Indemnification Claims.............................. 42

ARTICLE XIV - GENERAL PROVISIONS................................................. 43
      14.1     Cooperation....................................................... 43
      14.2     Survival of Covenants, Agreements, Representations and Warranties. 43
      14.3     Successors and Assigns............................................ 44
      14.4     Entire Agreement.................................................. 44
      14.5     Counterparts...................................................... 44
      14.6     Brokers and Agents................................................ 44
      14.7     Expenses.......................................................... 44
      14.8     Notices........................................................... 44
      14.9     Governing Law..................................................... 45
      14.10    Exercise of Rights and Remedies................................... 45
      14.11    Reformation and Severability...................................... 46
      14.12    Remedies Cumulative............................................... 46
      14.13    Captions.......................................................... 46
      14.14    Use of Certain Terms.............................................. 46
      14.15    Attorneys' Fees................................................... 46
      14.16    Waiver of Jury Trial.............................................. 46


                                      (iii)

                                LIST OF SCHEDULES

                         Included in Disclosure Schedule


    1.1(d)       List of Furniture, Improvements, fixtures, equipment, supplies, tools and other goods

    1.1(e)       Assignable Permits

    1.1(g)       Assumed Agreements

    1.1(h)       Intellectual Property

    1.1(j)       Acquired Automobile Inventory

    1.6(a)       Leases with Non-Affiliates

    1.6(b)       Copy of the Appliance Company Agreement

    1.6(c)       Rental Rates for Plano Road

      2.2        Trade Creditors and Trade Claims

    3.1(a)       Portfolio Servicing Agreement

    3.1(b)       Subservicing Agreement

      4.1        Management Services Agreement

      7.1        Proprietary Software

    7.1(a)       Exceptions to Software Representations

      7.2        Licensed Software

    9.1(d)       Master Bill of Sale, Assignment and Assumption Agreement

    10.6(a)      Employees Not to Be Offered Employment

    10.6(b)      Employees who are precluded from Offers of Employment (Appliance
                 Company)

     11.1        State Qualifications to  Transact Business

     11.5        Required Consents

     11.8        Environmental Exceptions

     11.9        Employee Benefit Plans

     11.10       June 30, 1997 Balance Sheet

     11.11       List of Subsidiaries

     11.13       Post-June 30, 1997 Matters


                                      (iv)
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
   11.14(b)      Real Estate Leases and Improvements

     11.15       Tax Exceptions

     11.16       Contract Disclosure

     11.17       Intellectual Property

     11.18       Employment Matters

     11.19       Liens

     11.20       Affiliate Transactions

     11.21       Permits



                                       (v)

                AGREEMENT FOR PURCHASE AND SALE OF CERTAIN ASSETS


      This Agreement for Purchase and Sale of Certain Assets ("the Agreement") is entered into as of the 15th day of September, 1997, by and between KARS-YES Holdings Inc., a Texas corporation ("Parent"), KARS-YES Financial Inc., a Delaware corporation ("Finance"), and KARS-YES Inc., a Delaware corporation ("Retail"), as Sellers (Parent, Finance, and Retail collectively are referred to hereinafter as "the Sellers"), and Ugly Duckling Corporation, a Delaware corporation ("Buyer"), as Buyer, and joined in for certain limited purposes as set forth herein by The YES Group Inc., a Texas Corporation (the "Appliance Company").

                                   WITNESSETH

      WHEREAS, Sellers desire to sell, and Buyer desires to purchase, the operations of Finance, the headquarters operations of Parent and all Sellers, and the retail operations of Retail in certain states, including all equipment owned by Sellers for such operations;

      WHEREAS, Buyer will enter into or assume certain real estate leases or subleases and equipment leases of the operations acquired by Buyer;

      WHEREAS, the purchase price for the assets to be acquired, other than automobile inventory, is $3 million dollars plus the direct payment of all payroll expenses for the employees of Sellers hired by Buyer from and after 12:01 A.M. on Saturday, September 6, 1997 (the "Effective Time"), to the Closing, as hereinafter defined;

      WHEREAS, Buyer also will purchase designated automobile inventory for a designated price with respect to which Buyer will hold back ten percent (10%) of the designated price for the automobile inventory purchased for a period of fourteen (14) days after the Closing, with payment pursuant to the holdback to be made by the fifteenth (15th) day after the Closing, or if such day is not a business day, the next following business day (the "Settlement Date"), as protection for unacceptable automobile inventory returned to Sellers within such period;

      WHEREAS, Buyer expressly would not assume any of the loans or receivables of Sellers or assume any obligations relating to operations not being acquired by Buyer except with respect to a portfolio servicing agreement to be entered into between Buyer and Sellers pursuant to which Buyer would administer and service the existing loan portfolio of Sellers for a fee and pursuant to arrangements set forth therein and except that Buyer will enter into a subservicing agreement with respect to the obligations of Finance as Collection Agent under that certain Originator Sale Agreement, dated as of October 1, 1995, by and among Finance, as Seller and Collection Agent, and YES Receivables Inc., as Purchaser (the "Originator Sale Agreement");

      WHEREAS, until such time as Buyer can procure applicable and appropriate licenses, to the fullest extent permitted by applicable law, Sellers would enter into a management services agreement with Buyer in order to permit continued operations of the businesses and operations transferred after the effective time of the sale;

      WHEREAS, Buyer will acquire all rights to the trade name "KARS-YES", subject to Sellers' continued use thereof for their corporate names and in connection with the Excluded Assets, and certain other trade names and other intellectual property of the Sellers, with the express understanding that, except as otherwise provided herein, Buyer will have no rights to the trade names and intellectual property of the Appliance Company formerly affiliated with Sellers, as governed by an agreement between the Parent and the Appliance Company (the "Appliance Company Agreement");

      WHEREAS, the Buyer and Sellers desire to make certain arrangements regarding various facilities and with respect to arrangements for Sellers' proprietary and licensed software, including the sharing of any transfer costs or licensing fees; and

      WHEREAS, each of Buyer, Sellers and the Appliance Company, which joins in this Agreement for certain limited purposes, desires to agree not to solicit employees of one another for the period specified herein except as otherwise provided with respect to employees of Sellers to be offered employment or hired by Buyer pursuant to this Agreement;

      NOW, THEREFORE, for and in consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:


                                    ARTICLE I

                           PURCHASE AND SALE OF ASSETS

      1.1 Assets Purchased. At the Closing, as hereinafter defined, the Buyer will purchase (directly or through an affiliated company or companies) and the Sellers will sell all of Sellers' assets, whether real, personal or mixed, tangible or intangible, including the following, but not including Excluded Assets (defined below) (hereinafter referred to as the "Acquired Assets"):

            (a)   the operations and related assets of Finance;

            (b)   the headquarters' operations and related assets of Sellers;

            (c) the operations and related assets of Retail in the states of California, Georgia, Texas and Florida (with (a), (b) and (c) of this Section being hereinafter referred to as the "Acquired Business");

            (d) All furniture, leasehold improvements, fixtures, equipment, supplies, tools for maintenance and repair, other goods, and all other appurtenances in and to the premises utilized by Sellers in the operation of the Acquired Business, as specified on SCHEDULE 1.1(d) hereto except for fixtures and appurtenances of the real property owned by Retail located at Plano Road in Dallas, Texas;

            (e) Any assignable title, claims, and rights under Permits (as defined in Section 11.21), but excluding any permits relating solely to Excluded Assets ("Acquired Permits"), as specified on SCHEDULE 1.1(e) hereto;

            (f) Subject to paragraph (g) below relating to Agreements (as defined in Section 11.16), and paragraph (h) below relating to Intellectual Property (as defined below), any additional items of tangible or intangible property used or owned by Sellers related to the Acquired Business, the Acquired Assets or the Acquired Facilities (defined below), which are not included above, including, without limitation, prepaid expenses and deposits, and goodwill;

            (g) All Agreements relating to the Acquired Business, the Acquired Assets, or the Acquired Facilities (including but not limited to equipment leases) that Buyer agrees to assume and that are listed in SCHEDULE 1.1(g) hereto ("Assumed Agreements");

            (h) Subject to Article VII hereof, all of Sellers' right, title and interest in and to the intellectual property assets, rights, and properties of Sellers of every kind, character, and description and wherever located, relating to or used directly or indirectly in the operation of the Acquired Business, including, without limitation, all copyrights, service marks, trademarks, trade names, trade secrets, patents, patent applications, toll free telephone numbers, query libraries and other licenses and permits issued to or owned by Sellers and the property and rights to be transferred to Buyer pursuant to Article VII hereof as described in SCHEDULE 1.1(h) (collectively, the "Intellectual Property");

            (i) All books of account, records, files, invoices, customer lists and information, supplier lists and information, employee files, operating manuals, catalogs, technical information sheets, pricing sheets, advertising and display materials, and brochures and other materials and data associated with, used, or employed by Sellers in the operation of the Acquired Business and ownership of the Acquired Assets;

            (j) The automobile inventory (the "Acquired Automobile Inventory") as described in SCHEDULE 1.1(j);

            (k) Petty cash located at the retail locations of Retail being acquired by Buyer; and

            (l) Installment sales agreements originated after the Effective Time for automobiles listed on the Acquired Automobile Inventory and sold after the Effective Time, together with related files and the dollar amount of down payments received after the Effective Time for such automobiles sold after the Effective Time.

      1.2 Excluded Assets. Anything contained in Section 1.1 or elsewhere herein to the contrary notwithstanding, there are expressly excluded from the assets, properties, interests in properties and rights of the Sellers to be sold, transferred, assigned, and delivered to Buyer the following (the "Excluded Assets"):

            (a) Receivable Files (as such term is defined in the Portfolio Servicing Agreement), installment sales agreements and accounts receivable of Sellers, except for installment sales agreements and related files covered by Section 1.1(l);

            (b) Any automobile inventory of Retail not included in the Acquired Automobile Inventory;

            (c) The stock of any subsidiary of any Seller, including, but not limited to the stock of YES Receivables Inc. held by Finance and other subsidiaries listed on SCHEDULE 11.11 hereto;

            (d) All of Sellers' right, title and interest under or related to this Agreement, including, without limitation, the consideration delivered to Sellers pursuant to this Agreement;

            (e) The minute books, stock transfer books, seals, blank share certificates, and other documents and things relating to organizational matters and the existence of each of the Sellers as a corporation and the corporate tax returns (including all tax refunds) and financial statements of Sellers, provided, however, that Buyer shall have the right to request and promptly receive copies of corporate tax returns and financial statements of Sellers for periods or portions thereof prior to the Closing (as defined below);

            (f) Cash (other than petty cash located at the retail locations of Retail being acquired by Buyer), real estate loans, stockholder or affiliate loans and advances, and any other loans or advances not specifically purchased hereunder;

            (g) any and all benefit plans of Sellers or for the benefit of any employees, officers or directors of Sellers;

            (h) the real property owned by Retail located at Plano Road in Dallas, Texas; and

            (i) Sellers' right, title, and interest relating to any assets, rights, and properties of Sellers, wherever located, whether tangible or intangible, unrelated to the Acquired Business or the Acquired Assets.

      1.3 Assumed Liabilities. The Buyer will assume (i) the contractual obligations of the Sellers with respect to all Assumed Agreements, the Future Sales Arrangement (defined below), and the Acquired Third Party Leases (defined below), as well as the obligations specified in the Portfolio Servicing Agreement (defined below) and the Subservicing Agreement (defined below), in each case arising from and after the Closing, and (ii) obligations of the Sellers to employees of the Sellers who are offered employment and hired by Buyer pursuant to Section 10.6 hereof for accrued vacation and sick pay as of the Closing, and
(iii) all obligations for the operations of the Acquired Business and the Acquired Assets arising from and after the Closing, subject in all cases to Sellers' obligations of indemnity and other obligations hereunder (collectively, the "Assumed Liabilities"). It is expressly understood and agreed that Buyer shall not be liable for any of the obligations or liabilities of Sellers of any kind or nature other than those specifically assumed by Buyer under this Section 1.3, and the Acquired Assets will be conveyed to Buyer at the Closing free and clear of all liens, claims, and other liabilities other than the Assumed Liabilities.

      1.4 Excluded Liabilities. Notwithstanding anything to the contrary herein, Buyer expressly will not assume, and Sellers will continue to have responsibility for (i) all obligations and liabilities arising from Sellers' existing customer loans (other than Buyer's servicing obligations pursuant to the terms of the Portfolio Servicing Agreement and the Subservicing Agreement),
(ii) any and all liabilities and obligations arising prior to the Closing, (iii) any and all liabilities with respect to the operations and assets of Sellers not being acquired by Buyer, (iv) all transfer taxes, costs or fees imposed on Sellers arising out of this Agreement, except as provided in Section 7.2, (v) all liabilities and obligations of Sellers under this Agreement or with respect to or arising out of the consummation of the transactions contemplated by this Agreement, (vi) except as described in clause (ii) of the first sentence of
Section 1.3, hereof, any liabilities to officers or employees of any of Sellers for any period prior to the Closing, including without limitation, accrued severance pay, and similar matters, or arising out of the consummation of the transactions contemplated hereby, including without limitation, the termination of employment of any of such officers or employees as contemplated herein prior to any of such persons being hired by Buyer or any subsidiary of Buyer pursuant to Section 10.6 hereof, (vii) all liabilities and obligations of Sellers for fees and expenses incurred in connection with, relating to, or arising out of the consummation of the transactions contemplated by this Agreement, (viii) all liabilities and obligations of any Seller secured by any Acquired Assets, which shall be satisfied and any related liens or security interests released prior to the Closing, (ix) all liabilities for "Taxes" (as defined in Section 11.15) of the Sellers (regardless of when incurred), including, without limitation, Taxes of the Seller relating to any period prior or subsequent to the Closing or arising as a result of the conveyance of the Acquired Assets to Buyer or the assumption by Buyer of the Assumed Liabilities, or of any other person (regardless of when incurred) under Treas. Reg. 1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract or otherwise, (x) any liability under or attributable to any benefit plan of Sellers or for the benefit of any employees, officers or directors of Sellers,
(xi) any liability or obligation arising from the ownership or operation of the Acquired Business or the Acquired Assets or the ownership or operation of the Acquired Facilities prior to the Closing, including but not limited to any scheduled contingency or item pertaining to any Seller, the Acquired Business, the Acquired Assets, or the Acquired Facilities, any environmental claim or matter, including any such matter identified on any Phase I or Phase II reports on the Acquired Facilities obtained by Buyer in connection with the transactions contemplated herein, any taxes due or claimed to be due, and any litigation relating to or in respect of the Acquired Assets, the Acquired Business, or the Acquired Facilities, and (xii) all other liabilities that are not specifically assumed by Buyer under Section 1.3 hereof, including but not limited to any liabilities that are reflected on any balance sheet of any Seller provided to Buyer pursuant to this Agreement or that should be so reflected or disclosed as a contingent liability under generally accepted accounting principles ("GAAP") (collectively, the "Excluded Liabilities"). Sellers shall discharge the Excluded Liabilities and, without limitation of the foregoing, if Sellers shall at any time dissolve or make any distribution for the benefit of equity holders following the Closing, Sellers shall pay, post security for or otherwise make full and adequate provision for all Excluded Liabilities. Except as otherwise contemplated herein, Buyer and Sellers shall allocate as of Closing all expenses for utilities, property, sales and use taxes, Acquired Lease rentals, costs and other expenses, and other similar expenses relating to the Acquired Business and the Acquired Assets. Notwithstanding the preceding, Sellers shall pay or be responsible to pay all leasehold rentals, including all amounts payable for related taxes, insurance and maintenance of the Acquired Business that become due and payable prior to Closing, without pro ration, and Buyer shall pay or be responsible to pay all leasehold rentals, including all amounts payable for related taxes, insurance and maintenance of the Acquired Business that become due and payable after the Closing, without pro ration.

      1.5 Future Sales Arrangement. Buyer will assume the Sellers' position in Sellers' upgrade guaranty program pursuant to which a customer within six months of paying off his or her loan is eligible for an upgrade which entitles the customer to fast credit approval, a lower down payment and a lower APR (the "Future Sales Arrangement").

      1.6 Lease Agreements. Buyers and Sellers agree that, as of the Closing, Buyer or one or more subsidiaries or affiliates of Buyer shall:

            (a) assume the existing leases (the "Assumed Leases") entered into by Sellers for facilities located in the states of Texas, Georgia and California used in the Acquired Business and owned by non-affiliates of Sellers as described on SCHEDULE 1.6(a) and enter into subleases with the applicable Seller (the "Subleases") under existing leases (the "Sublease Leases" and together with the Assumed Leases, the "Acquired Third-Party Leases") for the three facilities located in the state of Florida and described on SCHEDULE 1.6(a) (collectively, the "Independent Facilities"), the assumption of the Assumed Leases to be for the remaining term of such leases and under their existing terms and provisions and such Subleases to be for a term and with such provisions as are described on SCHEDULE 1.6(a) hereof, including put back rights, rental subsidies, etc., provided, however, that if the Buyer and Sellers determine that a sublease of the Assumed Leases is beneficial, the Buyer may sublease the applicable facilities from the applicable Sellers on terms and conditions as are mutually agreed; and

            (b) enter into a new lease with Retail for the real property and facilities of Retail located at Plano Road in Dallas, Texas (the "Related Facilities" and, together with the Independent Facilities, the "Acquired Facilities"), subject to the contractual right of the Appliance Company to purchase the Plano Road facility, as expressly set forth in the Appliance Company agreement, which accompanies this Agreement as SCHEDULE 1.6(b) (the "Appliance Company Agreement"), at the rental rates stated in
      SCHEDULE 1.6(c) for a period of twelve (12) months and up to an additional six (6) months in the sole discretion of Retail, in the event of extraordinary circumstances or undue hardship to Buyer, including without limitation if replacement space has not been completed being built and is not ready for Buyer to occupy, and upon terms and subject to conditions mutually acceptable to the parties, such lease to be terminable at any time by Buyer upon 30 days notice (the "Acquired Related Party Lease" and together with the Acquired Third-Party Leases, the "Acquired Leases"). Notwithstanding the contractual right of the Appliance Company to purchase the Plano Road facility, the Appliance Company agrees that no such purchase by the Appliance Company shall affect the Acquired Related Party Lease for the first twelve (12) months thereof and, in the event of such purchase, the Appliance Company agrees hereby to assume such Acquired Related Party Lease and to be bound thereby for the first twelve
      (12) months thereof, provided that the Appliance Company may in its sole discretion permit the Acquired Related Party Lease to remain in effect for up to an additional six (6) months in the event of extraordinary circumstances of undue hardship to Buyer, including without limitation if replacement space has not been completed being built and is not ready for Buyer to occupy. Signage will be split equally, subject to the reasonable discretion of Retail or Appliance Company, as applicable, with signage changes to be paid by Buyer except for relocation of Appliance Company signs or for new Appliance Company signs.

      1.7 Financial Information Required. Sellers will provide to Buyer the following financial information:

            A. No later than 45 days after the Closing, audited consolidated financial statements of Sellers for the fiscal year ended June 30, 1997 with related consolidating schedules opined on by the auditors performing the audit (the "1997 Audited Financials"). The 1997 Audited Financial shall contain sufficient information on a quarterly basis to allow Buyer to recast such financials to full calendar year financials;

            B. No later than 45 days after the Closing and updated as of the Closing, unaudited consolidated financial statements of Sellers from July 1, 1997 through the Closing with related consolidating schedules (the "Current Financials");

            C. No later than 45 days after the Closing, Sellers will cooperate with Buyer in preparing a list of all pro forma adjustments which in Buyer's reasonable judgment would be necessary or appropriate to allow Buyer to incorporate the Audited Financials and the Current Financials into its own financial statements or as may be required in connection with filings required to be made by Buyer under the Securities Exchange Act of 1934, as amended (the "Pro Forma List"); and

            D. No later than the Closing, (i) audited consolidated financial statements of Sellers for the fiscal years ended June 30, 1996 and 1995 (the "Prior Year Audited Financials"), (ii) unaudited consolidated financial statements of Sellers for the fiscal year ended June 30, 1997 (the "Unaudited Year-End Financials"), and (iii) a complete copy of Sellers' "query library" contained in or relating to their computer databases, with an index and description of each query therein (the "Query Information" and together with the 1997

      Audited Financials, the Current Financials, the Pro Forma List, the Prior Year Audited Financials, and the Unaudited Year-End Financials, the "Financial Information").

Without limiting the above, the 1997 Audited Financials and the Unaudited Year-End Financials will consist of at least balance sheets and related statements of income, cash flow and stockholders' equity prepared in accordance with GAAP plus, in the case of the 1997 Audited Financials, consolidating schedules for each thereof, and the Current Financials will consist of at least balance sheets and the related statements of income and cash flows prepared in accordance with GAAP plus consolidating schedules for each thereof.


                                   ARTICLE II

                           PURCHASE PRICE AND CLOSING

      2.1 Purchase Price. The purchase price (the "Purchase Price") for the Acquired Assets will consist of the following and will be payable as set forth below:

            (a) Payable in cash by wire transfer to Sellers' designated account at Closing:

                  (i)   Three million dollars ($3,000,000.00); and

                  (ii) The Automobile Inventory Price as set forth in Article V
            (less the Automobile Inventory Holdback as set forth in Article V).

            (b) Payable in accordance with Buyer's payroll practices directly to the employees of Sellers hired by Buyer:

                  All payroll expenses from and after the Effective Time to the Closing for the Employees of Sellers hired by Buyer.

            (c) On the Settlement Date, the amounts payable by Buyer to Sellers and by Sellers to Buyer as the case may be, as follows:

                  (i) The amounts required by Section 5.2 regarding the Unacceptable Automobile Inventory and Automobile Inventory Holdback;

                  (ii) Cash down payments received from the sale of Acquired Automobile Inventory after the Effective Time to the extent not previously paid by offset of amounts payable by Buyer to Sellers on the Closing Date;

                  (iii) Proration as of the Effective Time of all expenses
                        relating to the operation of the Acquired Facility at 600 N. Pearl St., Suite 2000,

                        Dallas, Texas 75201, but not any leasehold rentals, and related taxes, insurance and maintenance; and

                  (iv) Proration as of 11:59 p.m. September 18, 1997 of all expenses relating to the operation of all other Acquired Facilities, but not any leasehold rentals and related taxes, insurance and maintenance.

                  The amounts payable by Buyer to Sellers and by Sellers to Buyer pursuant to this Section 2.1(c) may be made by netting and offsets so that there is a net, single amount payable by Buyer to Sellers or by Sellers to Buyer as the case may be, which net single amount shall be paid on the Settlement Date by wire transfer. The Sellers will prepare a statement of the net amount payable for review by Buyer not later than the twelfth (12th) day after the Closing, and Buyer and Sellers will work together in good faith to determine the appropriate amount of the net amount payable prior to the Settlement Date.

      2.2 Payment of Purchase Price at Closing. Sellers authorize and instruct Buyer to wire transfer to the two bank accounts as set forth below the funds being paid by Buyer to Sellers pursuant to Section 2.1(a) herein, a total of $5,492,131 (the "Closing Date Payment"). Sellers are authorizing and instructing Buyer, and Buyer is following Sellers' authorization and instruction, in order to satisfy certain conditions to the consent of the secured lenders to the transaction on or before Closing and as contemplated by this Agreement. Sellers assure Buyer that the Reserve Account (as described below) shall be used to satisfy in full all of Sellers' unsecured trade creditors (the "Trade Creditors"). Attached hereto as Schedule 2.2 is an accurate and complete schedule of Sellers' Trade Creditors and the amounts payable to the Trade Creditors (the "Trade Claims") prepared to the best knowledge and belief of Sellers as of September 18, 1997. Any difference between the total amount of the Trade Claims pursuant to Schedule 2.2 and the amount wired to the Reserve Account by Buyer shall be promptly deposited by Sellers into the Reserve Account or promptly paid by Sellers to the appropriate Trade Creditors. Sellers agree that they shall pay the Trade Claims in full without regard to the adequacy of funds within the Reserve Account. Sellers will provide Buyer reasonable and periodic evidence that Trade Claims have been paid promptly after Closing.

            (i) $2,323,316 wired to the "Reserve Account," Account name:
      KARS-YES Financial Inc., Account No. 4073-9272;

            (ii) $3,168,815 wired to the "Collection Account," Account name:
      CUSA FBO YES Financial Inc., Account No. 4073-9299.

      2.3 Closing. The closing of the transactions contemplated herein (the "Closing") will take place at 10:00 a.m., Dallas, Texas time, on September 15, 1997, at the offices of Locke Purnell Rain Harrell (A Professional Corporation), 2200 Ross Avenue, Suite 2200, Dallas, Texas, or at such other time and place as the parties hereto may agree. If the Closing has not occurred by September 20, 1997, either party has the right to terminate this Agreement.

      2.4 Allocation of Purchase Price; Accounting Treatment. Within 45 days following the Closing, Buyer will prepare in its reasonable discretion an Internal Revenue Service Form 8594, Asset Acquisition Statement, which will set forth the allocation of the Purchase Price among the Acquired Assets (the "Form 8594"). Sellers and Buyer hereby agree to report this transaction for federal tax purposes in accordance with the Form 8594, which will be filed with Buyer's and Sellers' Federal Income Tax Returns for the tax year that includes the Closing. To the extent not specified above, the parties further agree to coordinate their accounting for the transaction.


                                   ARTICLE III

                          PORTFOLIO SERVICING AGREEMENT

      3.1 Administration of Sellers' Existing Loan Portfolio. In connection with Buyer's acquisition of the headquarters' operations of Sellers, Buyer will, after Closing, administer and service the existing loan portfolio of the Sellers for a fee and pursuant to the terms of the portfolio servicing agreement which accompanies this Agreement as SCHEDULE 3.1(a) (THE "PORTFOLIO SERVICING AGREEMENT"). Buyer will also enter into a subservicing agreement (the "Subservicing Agreement") in substantially the form of SCHEDULE 3.1(b) with respect to the obligations of Sellers under the Originator Sale Agreement.

      3.2 Sellers' Continuing Responsibilities. Sellers will continue to be responsible for all obligations and liabilities arising from Sellers' existing customer loans other than with respect to Buyer's servicing obligations pursuant to the Portfolio Servicing Agreement and the Subservicing Agreement.


                                   ARTICLE IV

                          MANAGEMENT SERVICES AGREEMENT

      4.1 Sellers to Enter into Services Agreement. Upon the request of Buyer, to the fullest extent permitted by applicable law, Sellers will enter into a management services agreement with Buyer or any one or more subsidiaries or affiliates of Buyer at no additional cost to Buyer or any such subsidiary or affiliate in order to permit continued operations of the Acquired Business after the Closing until such time as the Buyer or any such subsidiary or affiliate can procure applicable and appropriate licenses and permits, with the agreement to be in the form accompanying this Agreement as SCHEDULE 4.1 (THE "MANAGEMENT SERVICES AGREEMENT").

      4.2 Responsibilities of Buyer. In the event that Sellers should enter into the Management Services Agreement, Buyer or its designated subsidiary or affiliate will retain responsibility for all Assumed Liabilities only arising out of the operation of the Acquired Business from and after the Closing, including expressly any such Assumed Liability incurred by Sellers which might arise during the operation of such Management Services Agreement, other than liabilities arising out of

Sellers' willful misconduct or bad faith, and Buyer or its designated subsidiary or affiliate will indemnify and hold harmless Sellers for any such liabilities or obligations. Nothing in this Section 4.2 will impose any responsibility or liability on Buyer or any subsidiary or affiliate of Buyer for any Excluded Liabilities.


                                    ARTICLE V

                    AGREEMENTS REGARDING AUTOMOBILE INVENTORY

      5.1 Purchase of Automobile Inventory. Buyer will purchase the Acquired Automobile Inventory in consideration for sixty-three percent (63%) of the book value of the Acquired Automobile Inventory as of the Effective Time as set forth at SCHEDULE 1.1(j) with such book value for each automobile included in the Acquired Automobile Inventory as set forth at SCHEDULE 1.1(j) (the "Automobile Inventory Price").

      5.2 Automobile Inventory Holdback. Buyer will retain for a period of up to fourteen (14) days after the Closing ten percent (10%) of the Automobile Inventory Price (the "Automobile Inventory Holdback") for use as an offset for any Acquired Automobile Inventory found to be unacceptable ("Unacceptable Automobile Inventory") due to mechanical defect or failure in the reasonable judgment of Buyer during the period of up to fourteen (14) days after the Closing. Any Unacceptable Automobile Inventory will be reconveyed by Buyer to Retail no later than fourteen (14) days after the Closing, and Buyer will retain out of the Automobile Inventory Holdback the dollar amount of the individual Automobile Inventory Price for each automobile reconveyed to Retail as Unacceptable Automobile Inventory and will transmit by wire transfer to the Sellers no later than the Settlement Date the balance of the Automobile Inventory Holdback. In the event the total dollar amount of the Unacceptable Automobile Inventory exceeds the Automobile Inventory Holdback, Sellers shall pay the excess to Buyer by wire transfer on the Settlement Date.


                                   ARTICLE VI

                            FACILITIES CONSIDERATIONS

      6.1 Relocation of Appliance Company Employees. Within six months after the Closing, the employees of the Appliance Company who currently office in the 20th floor headquarters facilities of Sellers will relocate to that certain option space on the eighth floor of the building in which the headquarters of Sellers are located. Buyer may agree in its sole discretion to extend the occupancy period for up to an additional two months in the event that extraordinary circumstances shall have prevented completion of the relocations of such employees within the six-month period contemplated above. Until relocation, the Appliance Company will pay costs attributable to its reasonable third party costs other than leasehold rent (such as telephone costs and supplies).

      6.2 Cooperation with Option Space Lease. In connection with the relocation of the Appliance Company offices to the option space on the eighth floor of the building in which the headquarters of Sellers are located, the Buyer will work with the Sellers to exercise such option and lease of the option space for the benefit of the Appliance Company, provided that the Appliance Company will pay all fees, rental and other costs attributable thereto and will indemnify and hold harmless Buyer with respect to any undertaking or obligation of Buyer in connection therewith.

      6.3 Redbird Sales and Reconditioning Facility. While the Appliance Company has a facility located at the Redbird Sales and Reconditioning Facility of Sellers, Buyer will control the Redbird Sales and Reconditioning Facility, with Appliance Company's rights to be established, subject to any required landlord approvals, by a sublease of its portion of such facility for a term of one year, such sublease to be negotiated and executed by Closing with Buyer.

      6.4 Appliance Company's Option with Respect to the Plano Road Facility. Subject to Section 1.6(b) hereof, Buyer acknowledges that the Appliance Company has a contractual right to purchase the Plano Road facility, as set forth in the Appliance Company Agreement as modified to provide for a purchase price equal to the greater of appraised value or original cost. The Appliance Company will control such facility, with Buyer's rights to be established by a lease of its portion of such facility for a term of twelve months, such lease to be negotiated and executed by Closing.


                                   ARTICLE VII

                 SOFTWARE AND INTELLECTUAL PROPERTY ARRANGEMENTS

      7.1 Proprietary Software. Sellers hereby transfer to Buyer and the Appliance Company all right, title and interest in and to the Sellers' proprietary software described in SCHEDULE 7.1, in both object code and source code form, and all documentation and other information and processes related thereto (the "Shared Software"), and any other software related to the Acquired Business. Without limiting the above, the Shared Software will include all documentation, processes, parameters, and all other information, whether internally developed or otherwise, associated with the Shared Software, including without limitation the credit scoring card system. Buyer and Appliance Company shall have joint ownership of all rights in such Shared Software, including the rights to copy, modify, revise, and license to others the Shared Software. Notwithstanding the above, Appliance Company shall not license the Shared Software to any competitor of Buyer for a period of 5 years following the Closing, and Buyer shall not license the Shared Software to any competitor of Appliance Company for a period of 5 years following the Closing. Sellers, Buyer and Appliance Company agree that Sellers will provide both Buyer and the Appliance Company with all copies of the Shared Software. Buyer and the Appliance Company shall solely own all modifications and revisions made by or on behalf of Buyer and the Appliance Company, respectively. Except as set forth in
SCHEDULE 7.1(a), Sellers represent and warrant that (i) the Shared Software shall operate in accordance with the description set forth in SCHEDULE 7.1, (ii) the Shared Software shall include design, function, and performance capabilities such that the Shared Software shall not abnormally end or have invalid or incorrect results from and/or performance or functional degradation because of the then current date, (iii) the design and function of the Shared Software ensure year 2000 functionality and include, without limitation, date data century recognition, calculations that accommodate same century and multicentury formulae and date values, and date data interface values that reflect the then current century, and (iv) the Shared Software is otherwise year 2000 date compliant with present capability to implement year 2000 century date conversion without material additional cost or devotion of management, employee or other resources, and will suffer no material adverse disruption resulting from such date conversion. Notwithstanding any exceptions listed in SCHEDULE 7.1, Sellers represent and warrant that (i) no exceptions therein listed or described will impair the functionality or operation of the Shared Software for any purpose until January 1, 2000 and (ii) the Shared Software and the other components of the servicing and collection system are fully operational and capable, without any material modification thereto, of allowing Buyer or any subsidiary or affiliate of Buyer to perform its obligations under the Portfolio Servicing Agreement and the Subservicing Agreement. Sellers further warrant and represent that the Shared Software shall be free of material defects in material and workmanship.

      7.2 Licensed Software. SCHEDULE 7.2 includes a complete list of all software or other intellectual property licensed to any of Sellers or their affiliates (including without limitation the CACS program) and used in conjunction with Sellers' proprietary software or otherwise in connection with the Acquired Business (the "Licensed Software"), with a description of the term and the fees therefor. Sellers represent and warrant that they have provided to Buyer complete copies of the licensing agreements for all such Licensed Software. Sellers, Buyer and Appliance Company agree to work together in good faith to accomplish necessary transfers of Licensed Software from the Sellers to Buyer and the Appliance Company, acknowledging that there will be transfer costs or licensing fees with respect thereto, which fees and expenses Sellers, Buyer and the Appliance Company will share in a manner so that the Buyer will pay the reasonable costs and expenses of transferring or licensing such Licensed Software for the benefit of Buyer, and the Appliance Company will pay the reasonable fees and expenses of transferring or licensing such Licensed Software for the benefit of the Appliance Company. To the extent that any such Licensed Software is transferred or licensed jointly to Buyer and the Appliance Company, Buyer and the Appliance Company will each pay one-half of the reasonable costs and expenses of such transfer or license. Prior to Closing, Buyer and the Appliance Company will make arrangements satisfactory to both for the sharing of any such Licensed Software.

      7.3 Agreements Relating to the Appliance Company Agreement. Buyer acknowledges that certain rights to tradenames and intellectual property were granted to the Appliance Company pursuant to Sections 2 and 3 of the Appliance Company Agreement. Notwithstanding said Section 2, the parties will cooperate in resolving any signage issues. In addition, the Appliance Company acknowledges that any finance company affiliate of Buyer engaged in financing the purchase of automobiles or in purchasing, selling or securitizing automobile receivables is a car related business as such term is used in the Appliance Company Agreement. In all other respects, the provisions of this Agreement and all other agreements contemplated hereby, including but not limited to the Acquired Leases, shall govern the rights of the parties hereto and shall supersede any provisions of the Appliance Company Agreement with respect to the Acquired Assets, the Acquired Business, and the Acquired Facilities, whether or not such provisions of the Appliance Company Agreement are contrary or inconsistent with the provisions of this Agreement or any such other agreement. In the event of any conflict or discrepancy between this Agreement and the Appliance Company Agreement, the terms and provisions of this Agreement will control.

      7.4 Use of Computer System by Appliance Company Personnel. During the period that Appliance Company personnel shall occupy a portion of the 20th floor headquarters facility as contemplated in Section 6.1 of this Agreement (the "Occupancy Period"), Buyer shall provide access to computer hardware and software transferred from Sellers to Buyer in accordance with this Agreement for no more than 120 remote terminals to be operated by Appliance Company personnel. Buyer shall further provide, during the Occupancy Period and at the 20th floor headquarters facility, office space and the appropriate equipment for not more than 38 Appliance Company personnel to allow access to such computer hardware and software. All identifiable costs incurred by Appliance Company personnel during the Occupancy Period, including telephone tolls and credit reporting fees, shall be paid by the Appliance Company. All other costs associated with the operation of the computer hardware and software transferred from Sellers to Buyer in accordance with this Agreement during the Occupancy Period shall be shared by Buyer and the Appliance Company according to the extent of each party's use of the computer hardware and software. During the Occupancy Period, the Appliance Company shall identify and copy only information from the database relating to the business of the Appliance Company. The Appliance Company shall not copy, delete, or otherwise tamper with any data associated with the Buyer or any portion of the Acquired Business. Appliance Company's access to Buyer's facilities and resources shall be restricted to functions associated with the normal operation of Appliance Company's business, and shall not be provided to the existing computer network of Buyer. Any information acquired by Appliance Company personnel during such six month period relating to any aspect of Buyer's business shall be regarded as proprietary information of Buyer, except to the extent that such information (a) is publicly and openly known and in the public domain, (b) becomes publicly and openly known and in the public domain through no fault of the Appliance Company, or (c) is in Appliance Company's possession and documented prior to this Agreement, lawfully obtained by Appliance Company from a source other than from Buyer, and not subject to any obligation of confidentiality or restrictions on use. Similarly, information acquired by Buyer personnel during such six month period relating to any aspect of Appliance Company's business shall be regarded as proprietary information of Appliance Company, except to the extent that such information (a) is publicly and openly known and in the public domain, (b) becomes publicly and openly known and in the public domain through no fault of the Buyer, or (c) is in Buyer's possession and documented prior to this Agreement, lawfully obtained by Buyer from a source other than from Appliance Company, and not subject to any obligation of confidentiality or restrictions on use.

      7.5 Other Events. In the event that the Portfolio Servicing Agreement or the Subservicing Agreement is terminated for any reason during the term thereof, or in the event that for any other reason Buyer is released from all of its duties and obligations under either such agreement, and the servicing obligations thereunder revert to Sellers, Buyer agrees to provide access to the computer hardware and software transferred from Sellers to Buyer in accordance with this Agreement to the extent necessary for Sellers to retrieve information necessary for Sellers to perform such servicing obligations subject to agreement at such time between Sellers and Buyer as to the reasonable and appropriate fees and costs to be paid by Sellers to Buyer therefor and subject further to Sellers obtaining any third party licenses required at their own cost and expense. Buyer further agrees to provide access to the computer hardware and software to the extent necessary for Sellers to retrieve information necessary for Sellers to lawfully fulfill any state or federal tax obligations arising for periods prior to the Closing.

      7.6 Cooperation. Buyer will grant Sellers and the Appliance Company reasonable access to the computer system as may be reasonably necessary for the preparation of any tax returns or for responding to any taxing authority. Each party will at all times act with care so as not to damage the information of another party and to preserve the confidentiality of each other party's information. Furthermore, Buyer will grant reasonable access to the books, records and assets of the Appliance Company (whether in electronic, paper or other form) to any lender of the Appliance Company during the period of facilities sharing with the Appliance Company.


                                  ARTICLE VIII

                          NON-SOLICITATION OF EMPLOYEES

      Except as provided in Section 10.6, each of the Sellers, the Buyer and Appliance Company agree not to solicit (other than through a general solicitation) employees of one another without the express written consent of the company affected, for a period of two years after the Closing. The restrictions in this Article VIII will not apply to employees who have left the employment of any of Sellers, Buyer or Appliance Company after termination of such employment as long as the employee's decision to terminate his or her employment was not as a result of a violation of this provision.


                                   ARTICLE IX

             CONDITIONS PRECEDENT TO THE OBLIGATIONS OF THE PARTIES

      9.1 Conditions Precedent to Obligations of Buyer and Sellers. It will be conditions precedent to the obligations of each of the Buyer and the Sellers to close the transactions contemplated hereby that:

            (a) Approval of Sellers' Lenders. Sellers shall have procured the consent to the transactions contemplated hereby of the Sellers' lenders, including the consent of the senior bank lenders pursuant to Sellers' revolving credit facility, the subordinated lenders of Sellers, any required consents pursuant to the securitization facility of Sellers, and any other consents to this Agreement and the transactions contemplated hereby as shall be deemed necessary by either Buyer or Sellers.

            (b) Consent of Shareholders of Sellers. The Sellers shall have procured the consent of the shareholders of Parent, Retail and Finance, if required, for the sale of assets as contemplated hereby.

            (c) Consents Pursuant to Contracts to be Assigned. Required third-party consents to the assignment of the Assumed Agreements shall have been procured, unless procurement of any such consents shall have been waived in writing by Sellers and Buyer.

            (d) Master Bill of Sale, Assignment and Assumption Agreement. Sellers and Buyer shall have executed and delivered to one another the Master Bill of Sale, Assignment and Assumption Agreement in substantially the form as set forth at SCHEDULE 9.1(d) hereto.

            (e) There shall not be threatened, instituted, or pending any action or proceeding, before any court or governmental authority or agency, domestic or foreign: (i) challenging or seeking to make illegal, or to delay or otherwise directly or indirectly to restrain or prohibit, the consummation of the transactions contemplated hereby, or seeking to obtain damages in connection therewith; (ii) seeking to prohibit direct or indirect ownership or operation by Buyer or any of its subsidiaries or affiliates of all or any material portion of the Acquired Business or the Acquired Assets, or to compel Buyer or any of its subsidiaries or affiliates to divest of or to hold separately all or any material portion of the Acquired Business or the Acquired Assets as a result of the transactions contemplated hereby; (iii) seeking to impose or confirm limitations on the ability of Buyer effectively to exercise directly or indirectly full rights of ownership of any of the Acquired Business or the Acquired Assets; (iv) seeking or causing any material diminution in the direct or indirect benefits expected to be derived by Buyer or Sellers as a result of the transactions contemplated by this Agreement; (v) invalidating or rendering unenforceable any material provision of this Agreement (including without limitation any of the documents or agreements to be delivered hereunder); or (vi) which otherwise might materially adversely affect Buyer or any of its subsidiaries or affiliates, Sellers, or the Acquired Assets or Acquired Business.

            (f) There shall not be any action taken, or any statutes, rule, regulation, judgment, order, or injunction proposed, enacted, entered, enforced, promulgated, issued, or deemed applicable to the transactions contemplated hereby by any federal, state, or foreign court, government, or governmental authority or agency, which may, directly or indirectly, result in any of the consequences referred to in (e) above or otherwise prohibit consummation of the transactions contemplated hereby.

      9.2 Conditions to Obligations of Sellers to Close. It will be conditions precedent to the obligations of Sellers to close the transactions contemplated hereby that:

            (a) Portfolio Servicing Agreement. Buyer and Sellers shall have entered into the Portfolio Servicing Agreement in substantially the form set forth in SCHEDULE 3.1(a) hereto and the Subservicing Agreement in substantially the form set forth in SCHEDULE 3.1(b) hereto.

            (b) Representations and Warranties of Buyer. The representations and warranties of Buyer shall be true and correct in all material respects as of Closing.

            (c) Covenants of Buyer. Buyer shall be in compliance in all material respects with the covenants of Buyer pursuant hereto as of the Closing.

      9.3 Conditions Precedent to the Obligations of Buyer. It shall be conditions precedent to the obligations of Buyer to consummate the transactions contemplated hereby that:

            (a) Buyer and Sellers shall have entered into a Management Services Agreement in substantially the form set forth at SCHEDULE 4.1 hereto if requested by Buyer, and Buyer and Sellers, the Appliance Company or third parties shall have entered into such other agreements as are expressly contemplated herein.

            (b) The representations and warranties of Sellers and Appliance Company in this Agreement and in any certificate or other instrument or agreement delivered pursuant to the provisions hereof or in connection with the transactions contemplated hereby shall be true and correct as of the Closing as if made at and as of the Closing, and each Seller, and, to the extent of its obligations hereunder, the Appliance Company shall in all material respects have performed each obligation and agreement and complied with each covenant to be performed and complied with by it hereunder at or prior to the Closing;

            (c) Sellers and Appliance Company shall have furnished to Buyer a certificate or certificates in which they shall certify that the conditions set forth in Section 9.3(b) have been fulfilled;

            (d) Sellers and Appliance Company shall have furnished to Buyer: (i) copies of the texts of the resolutions by which the corporate action on the part of each Seller and its shareholders and Appliance Company necessary to approve this agreement and the transactions contemplated hereby were taken; and (ii) certificates of Sellers and Appliance Company certifying to Buyer that such copies are true, correct and complete copies of such resolutions and that such resolutions were duly adopted and have not been amended or rescinded;

            (e) Buyer shall have received an opinion letter addressed to Buyer from Locke Purnell Rain Harrell (A Professional Corporation), counsel for Sellers based on customary reliance and subject to customary qualifications in a form mutually agreed upon;

            (f) This Agreement and the transactions contemplated hereby shall have been approved by Buyer's Board of Directors;

            (g) Except as is otherwise adequately covered in the Management Services Agreement to the satisfaction of Buyer, Buyer shall have obtained or assumed all permits or licenses necessary to ownership of the Acquired Assets and operation of the Acquired Business and the Acquired Facilities, including, without limitation, the following: (i) the approval of the transaction by all governmental authorities exercising jurisdiction over the ownership of the Acquired Assets or the operation of the Acquired Business or the Acquired Facilities; (ii) the approval by all governmental authorities with respect to the issuance to, or assumption by, Buyer of all Acquired Permits; and (iii) each other consent and approval necessary in order that the transactions contemplated herein not constitute a breach or violation of, or result in a right of termination or acceleration with respect to, any agreement, arrangement, or understanding or any license, franchise, or Permit, or result in any encumbrance on any Seller's assets, including the Acquired Assets;

            (h) Buyer shall have accepted, in its sole discretion, the results of its inspections, investigations, studies, assessments and evaluations of the Acquired Assets, the Acquired Business, the Assumed Liabilities, the Assumed Agreements, the Acquired Facilities and all matters relating thereto;

            (i) There shall have been no damage, destruction, or loss of or to any property or properties owned or used by any Seller, whether or not covered by insurance, which in the aggregate may have a material adverse effect on the Acquired Assets or the Acquired Business;

            (j) All Insider (as defined in Section 11.20 below) agreements shall have been terminated except as specifically contemplated herein;

            (k) Sellers shall have furnished to Buyer good standing certificates, and certificates from state taxing authorities and any related certificates that Buyer may reasonably require as evidence that Sellers are in good standing in the states of their respective organizations and in which they do business and that all sales and use tax liabilities of Sellers accruing before the Closing or payable on the Closing as a result of the conveyance of the Acquired Assets or the Acquired Business have been fully satisfied or provided for, to the extent such certificates are prepared by the applicable state taxing authorities and Appliance Company shall have furnished to Buyer a good standing certificate in the states of its organization and in which it does business;

            (l) Buyer shall have received such non-disturbance, subordination and other agreements from Sellers' lenders and third party lessors as Buyer shall reasonably request; and

            (m) The form and substance of all schedules, certificates, instruments, opinions, and other documents delivered to Buyer under this Agreement shall be satisfactory in all respects to Buyer and its counsel.

                                    ARTICLE X

                            COVENANTS OF THE PARTIES

      10.1 Conduct of Acquired Business. From the date hereof to the Closing, except as expressly contemplated by this Agreement or otherwise consented to by Buyer in writing, Sellers shall:

            (a) perform in all material respects all obligations under leases, agreements, contracts and instruments relating to or affecting the operations and assets to be acquired by Buyer;

            (b) maintain the books of account and records of their businesses in the usual, regular and ordinary manner;

            (c) comply in all material respects with all statutes, laws, ordinances, rules and regulations applicable to the conduct of the businesses of the Sellers;

            (d) not enter into or modify any employment, severance, or other agreement or commitment to employees of the Acquired Business to be acquired by Buyer or affect any increase in the compensation or other benefits payable or to become payable to any employee of the Acquired Business other than increases and compensation effected in the ordinary course of business or adopt or amend any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, or other benefit plan, trust, fund, or group arrangement for the benefit or welfare of any officers, directors or employees;

            (e) not cancel or terminate or permit to be canceled or terminated its current insurance (or reinsurance) policies or permit any of the coverage thereunder to lapse, unless simultaneous with such termination, cancellation, or lapse, replacement policies providing coverage equal to or greater than the coverage under the canceled, terminated, or lapsed policies for substantially similar premiums are in full force and effect;

            (f) maintain and repair its assets and properties in accordance with good standards of maintenance and as required in any leases or other agreements pertaining thereto; and

            (g) Subject to the Sellers' current financial constraints, use reasonable commercial efforts to operate the Acquired Business in accordance with normal operating procedures and in the ordinary course of business, preserve intact Sellers' business organization and goodwill, keep available the services of their officers and employees as a group, and maintain satisfactory relationships with suppliers, distributors, customers, and others having business relationships with them.

      10.2  Access to Information.

            (a) Buyer's Access. Between the date of this Agreement and the Closing, Sellers will (i) give Buyer and its authorized representatives (including lenders, legal counsel and accountants) reasonable access to all employees, offices, warehouses, and other facilities and property of the Acquired Business to be acquired and to relevant books and records, and will permit Buyer and its authorized representatives to make such inspections thereof as Buyer may reasonably require, and (ii) furnish Buyer and its representatives and advisors with such financial and operating data and other information with respect to the Acquired Business as Buyer may from time to time reasonably request; provided, however, that any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the businesses of Sellers.

            (b) Confidentiality. If the transactions contemplated by this Agreement are not consummated (and in any event prior to the Closing), Buyer will maintain the confidentiality of all confidential information and materials obtained from Sellers and will not use or permit others to use such information for any other purpose, except to the extent disclosure of any such information is authorized by Sellers or required by law, and upon termination of this Agreement, Buyer and its representatives will use reasonable efforts to return to Sellers all confidential materials obtained from Sellers in connection with the transactions contemplated by this Agreement and all copies thereof. The provisions of this Section will not apply to any information, documents or material which are in the public domain or have been obtained by Buyer otherwise than pursuant to this Agreement and other than by reason of a breach of this Section. Sellers and the Appliance Company will maintain and will cause their agents and affiliates to maintain the confidentiality of all confidential information obtained from Buyer and will not use or permit others to use such information for any other purpose, in each case to a like extent as stated herein with respect to confidential information of Sellers.

            (c) Notice regarding Ongoing Status. Sellers shall (i) confer on a regular basis with representatives of Buyer and report operational matters and the general status of ongoing operations; (ii) notify Buyer of any material adverse change in the normal course of its business or in the operation of its properties and of any governmental or third party complaints, investigations, or hearings (or communications indicating that the same may be contemplated); (iii) not take any action which would render, or which reasonably may be expected to render, any representation or warranty made by them in this Agreement untrue at, or at any time prior to, the Closing; and (v) promptly notify Buyer if any of them shall discover that any representation or warranty made by it in this Agreement was when made, or has subsequently become, untrue.

      10.3 Efforts to Consummate Transaction. The parties hereto shall use their reasonable best efforts to take or cause to be taken all such actions required to consummate the transactions contemplated hereby including, without limitation, such actions as may be necessary to obtain, prior to the Closing, all necessary governmental or other third-party approvals and consents required to be obtained by Sellers or Buyer in connection with the consummation of the transactions contemplated by this Agreement.

      10.4 Press Release. Buyer and Sellers will work together on a mutually acceptable press release to announce this Agreement at a mutually acceptable time. Buyer may make any disclosure or announcement that, in the opinion of its counsel, it is obligated to make pursuant to applicable law or regulation of the Nasdaq Stock Market, Inc. or any national securities exchange, as applicable, in which case Buyer shall reasonably consult with Sellers prior to making such disclosure or announcement, and upon execution of this Agreement, Buyer may make a public announcement of such occurrence in a press release reviewed and reasonably approved by Sellers prior to publication.

      10.5 Books and Records. To the extent that any such books and records are not Acquired Assets, Sellers will make available to Buyer, at Buyer's request and expense, from time to time, all books and records of Sellers relating, directly or indirectly, to the Acquired Business or the Acquired Assets which are reasonably necessary with respect to Buyer's ongoing operations, for inspection or copying by Buyer at any reasonable time for a period of six (6) years following the Closing, and will offer the same to Buyer, from time to time, at Buyer's expense, prior to the destruction of all or any part thereof including at any time during such six-year period. Buyer shall provide Sellers and their accountants with access to Sellers' former employees and to the books and records transferred to Buyer to aid Sellers in the closing of Sellers' books for the current tax year and to assemble information required to prepare current tax year tax returns. In addition, the parties shall make reasonably available to one another any records or documents that they maintain with respect to the Acquired Assets or the Acquired Business for purposes of compliance with applicable laws or in defending any third party litigation, audits, investigations, etc. arising after Closing.

      10.6 Employment. On the Closing, Buyer or one or more subsidiaries or affiliates of Buyer that will hold the Acquired Assets (the "KARS-YES Division") will offer employment to all employees of Sellers then employed in the Acquired Business except as listed on SCHEDULE 10.6(a) hereto, on an "at will" or other basis as determined by Buyer, and at such wages and with such benefits as Buyer shall determine, and Sellers will cooperate with Buyer to that end. Notwithstanding the above, SCHEDULE 10.6(b) contains a list prepared by Sellers of such of its employees as Buyer shall not offer employment pursuant to this
Section 10.6. All employees of Sellers to be offered employment by Buyer or the KARS-YES Division will be terminated by Sellers on or before the Closing. Sellers shall be responsible for any severance and/or other payments, and other compensation, benefits, and perquisites, incurred in connection therewith and during the period prior to the Closing, provided that Buyer shall be responsible for all accrued vacation and sick pay for those employees who are offered employment and who are hired by Buyer and remain employed by Buyer as of the Closing pursuant to this provision. In the event that the WARN Act is triggered with respect to employees terminated by Sellers in connection with the transaction contemplated herein and not hired by Buyer, Sellers may elect to terminate this Agreement without further right or obligation of either party except under the confidentiality provisions in Section 10.2(b) hereof. For the period from the Effective Time through October 1, 1997, Sellers shall cause all employees of Sellers hired by Buyer pursuant to this provision to be covered under Sellers' existing health care plan, and Buyer will forward to the insurer the premiums for such coverage, prorated on a daily basis, for the period from the Closing through September 30. Effective October 1, 1997, Buyer will provide coverage to employees of Sellers hired by Buyer pursuant to this provision under Buyer's group health plan, and such coverage will contain no exclusion for pre-existing conditions.

      10.7 Expenses. Sellers shall pay the costs and expenses of Sellers and Buyer shall pay the costs and expenses of Buyer, incurred in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, in the event any party breaches the terms of this Agreement prior to the Closing, and the transactions contemplated hereby are not consummated, the breaching party agrees to pay the non-breaching party an amount equal to all of the expenses incurred by the non-breaching party in connection with this Agreement, and otherwise related to the transactions contemplated hereby, including, but not limited to, all fees and expenses incurred by the non-breaching party to accountants, attorneys, and finders, brokers or consultants. Nothing herein shall be deemed to limit the right or remedy of a party in the event of a breach of this Agreement by the other party.

      10.8 Cobra Coverage. COBRA continuation coverage obligations under Code
Section 4980B with respect to the current and former employees of Sellers and their covered spouses and dependents shall be divided as follows: (i) subject to Code Section 4980B(f)(2)(B)(ii), Sellers' health care plans shall provide such coverage for qualifying events occurring prior to October 1, 1997, and (ii) Buyer's health care plans shall provide such coverage for qualifying events occurring on or after October 1, 1997 with respect to Sellers' employees who become employees of Buyer or the KARS-YES Division.

      10.9 Post Closing Responsibility. In the event that all consents required from any third parties to the execution and delivery of this Agreement and the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby, including, without limitation, any (i) consents required from the landlords of any facilities to be leased or subleased as contemplated herein, and (ii) consents and approvals required to transfer or assign any of the Assumed Agreements and/or for Buyer to license the Licensed Software, are not obtained prior to the Closing, Sellers shall have primary responsibility and agree to use their continuing good faith reasonable best efforts following the Closing to obtain all such consents on behalf of Buyer in form and substance satisfactory to Buyer.

      10.10 Environmental Covenants.

            (a) Investigation. Within thirty (30) days after Closing, subject to the conditions set forth in Section 10.10(c), Sellers will perform the following investigation at its sole cost and expense and report the results of the investigation to Buyer: (i) at the facilities located at 13650 Harbor Blvd., Garden Grove, California ("Garden Grove") 10325 Central Avenue, Montclair, California ("Montclair"), and 4201 W. Camp Wisdom Rd., Dallas, Texas ("Redbird"), Sellers will engage a qualified hydraulic system service company to perform appropriate pressure testing of the hydraulic system to determine whether the systems pass; (ii) at Montclair, Sellers will cause a qualified environmental consulting firm to perform the appropriate testing of the wastewater discharges from the wastewater interceptor to determine whether these discharges are in compliance with Environmental Laws; (iii) at the facility at Redbird, Sellers will cause a qualified environmental consulting firm to determine whether or not an oil/water separator discharges wastewater into the sanitary sewer system or stormwater system or otherwise into the environment or whether the separator is self-contained and does not discharge wastewater; (iv) if the separator at Redbird does not discharge wastewater, then the Sellers will provide reasonable evidence from a qualified environmental consulting firm or transport company that the wastewater from the separator is being properly disposed of; (v) if the Redbird separator is discharging, Buyer will cause a qualified environmental consulting firm to perform the appropriate testing of the wastewater discharges from the separator to determine whether these discharges are in compliance with Environmental Laws.

            (b) Corrective Action. (i) If any of the hydraulic systems tested pursuant to Section 10.10(a)(i) do not pass a pressure test, then Sellers, at their sole cost and expense, will, within a reasonable time after Closing, (A) repair the system, providing Buyer with reasonable evidence that the system has been repaired, and providing Buyer with a new pressure test demonstrating that the system passes the appropriate pressure test, or if the repairs required are substantial and provided Buyer and the owner of the facility agree, remove the system; and (B) demonstrate by appropriate subsurface testing and sampling or by appropriate field observations or field instruments performed by a qualified consulting firm that either no releases have occurred or that releases from the hydraulic system have not been significant enough to impact the environment in a manner that is required to be reported, investigated or remediated under applicable Environment Laws. (ii) If the Sellers perform the investigation under Section 10.10(a)(i) above and it is determined that soil or groundwater have been impacted in a manner that is required to be reported, investigated or remediated under applicable Environmental Laws, the presence of the impacted soil and groundwater will be subject to the provisions of Sections 1.4 and 13.2. (iii) If any of the investigations conducted pursuant to Section 10.10(a)(ii)-(v) result in a conclusion that any disposal or discharges from the separator or the interceptor are not in compliance with applicable Environmental Laws, the Sellers, at its sole cost and expense, will, within a reasonable time after Closing implement the corrective steps necessary to correct the practice that is not in compliance and the presence of the impacted media will be subject to the provisions of Sections 1.4 and 13.2.

            (c) Access and Landlord Consent. As a condition to the performance of the work described in Sections 10.10(a) and (b) above, Buyer shall provide Sellers with access to the facilities described in Section 10.10(a), and to the extent required by the Leases for such facilities, Buyer shall use its reasonable best efforts to provide the Sellers with the written consent of the landlord under the Lease for such facility for the performance of this work.


                                   ARTICLE XI

                    REPRESENTATIONS AND WARRANTIES OF SELLERS

      Sellers (as to themselves only and not as to the Appliance Company) and, to the limited extent specified herein, the Appliance Company (as to itself only), hereby represent and warrant that all of the following representations and warranties in this Article XI are true and correct at the time of execution and delivery of this Agreement and at the time of the Closing.

      11.1 DUE ORGANIZATION AND QUALIFICATION. Each of the Sellers and the Appliance Company is a corporation duly organized, validly existing and in good standing under the laws of its State of incorporation, and has all requisite corporate power and authority to own or lease its properties and to carry on its business as it is presently being operated and in the place where such properties are owned or leased and such business is conducted. Each Seller is duly qualified to do business and is in good standing in each jurisdiction listed in SCHEDULE 11.1 hereto, the only jurisdictions where the nature of its business and activities in such jurisdictions require it to be so qualified.

      11.2 CORPORATE POWER AND AUTHORITY. The execution, delivery and performance of this Agreement by Sellers and the Appliance Company, and all other agreements by and among the parties or any of them, and the consummation by them of the transactions contemplated hereby and thereby, have been or will be duly authorized by all requisite corporate actions of such Sellers and the Appliance Company and their shareholders, as required, and no further actions or approvals are required in order to permit Sellers and the Appliance Company to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and all other agreements by and among the parties or any of them, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of Sellers and the Appliance Company, enforceable against Sellers and the Appliance Company in accordance with their terms (subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights from time to time in effect (the "Equitable Exceptions"). Each of the Sellers and the Appliance Company has full power, authority and legal right to enter into this Agreement, and all other agreements by and among the parties or any of them, and to consummate the transactions contemplated hereby and thereby. Each of the Sellers and the Appliance Company have duly executed and delivered this Agreement and each other agreement by and among the parties or any of them to which it is a party.

      11.3 NO VIOLATIONS. The making and performance of this Agreement, and all other agreements by and among the parties or any of them, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with the Articles of Incorporation, or the Certificate of Incorporation or the Bylaws of Sellers or the Appliance Company, (ii) result in any breach or termination of, or constitute a default under, or constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any of the Acquired Assets under, or create any rights of termination, cancellation or acceleration in any person under, any contract, lease, arrangement or commitment, or violate any judgment, order, writ, injunction or decree, to which any of the Sellers or the Appliance Company is a party, by which any of the Acquired Assets, businesses or operations of Sellers or the Appliance Company may be bound or affected or under which any of the Acquired Assets, businesses or operations of Sellers or the Appliance Company receive benefits, (iii) result in the loss or adverse modification of any material license, franchise, permit or other authorization granted to or otherwise held by Sellers or the Appliance Company and related to their businesses or operations, (iv) result in the violation of any provisions of law or regulation applicable to Sellers or the Appliance Company, the violation of which could have an adverse effect upon the Acquired Assets, businesses or operations of Sellers or the Appliance Company or
(v) be deemed to be a fraudulent conveyance.

      11.4 COMPLETENESS OF ACQUIRED ASSETS. The Acquired Assets constitute all assets necessary for the operation of the Acquired Business as conducted by the Sellers with the exception of the Excluded Assets. Buyer will acquire interests in the leased properties as described in the instruments of lease referred to in SCHEDULES 1.6(a) AND (b) and good title to all of the other Acquired Assets, whether real, personal or mixed, free and clear of any and all liens and encumbrances. Sellers will obtain, as of the day of Closing, the release of all liens on the Acquired Assets. The Acquired Assets that are tangible assets are in good condition and repair, ordinary wear and tear excepted, and are usable in the ordinary course of business.

      11.5 CONSENTS. Set forth on SCHEDULE 11.5 is a complete and accurate list of all agreements, leases, instruments, arrangements and commitments which will require any consent, approval, authorization or order of any court or other person or entity in order to permit the Sellers to consummate the transactions contemplated by this Agreement. All Acquired Assets constituting Licensed Software will require the consent of the licensor; such Licensed Software is accordingly identified on SCHEDULE 11.5.

      11.6 GOVERNMENTAL APPROVAL. Subject to the procurement by the Buyer of any necessary permits or licenses, no consent, approval or other authorization of any governmental authority is required as a result of or in connection with the execution or delivery of this Agreement and the other agreements and documents to be executed by the Sellers or the Appliance Company or the consummation by the Sellers and the Appliance Company of the transactions contemplated hereby.

      11.7 LITIGATION. There are no actions, suits, proceedings, investigations or grievances entered against or pending against the Sellers or the Appliance Company, or to the best knowledge of the Sellers and the Appliance Company, threatened against the Sellers or the Appliance Company, or the businesses or any properties or rights of the Sellers or the Appliance Company, at law or in equity, which may result in any judgment, order, award, decree, liability, or other determination which will or could reasonably be expected to have any material adverse effect upon the Acquired Assets, the Acquired Leases, the Acquired Business or the ability of Sellers or the Appliance Company to consummate the transactions contemplated by this Agreement or to perform their obligations under the transaction contemplated herein. There is no continuing court, arbitration or administrative order, writ, injunction, or decree applicable to the Acquired Business, the Acquired Assets or the employees of Seller.

      11.8  ENVIRONMENTAL LAWS AND REGULATIONS.

            (a) Except as set forth on SCHEDULE 11.8(a) AND (b), each of the Sellers has at all times been in full compliance with all Environmental Laws (as defined below in clause (h)) governing its business, operations, properties, and assets, including, without limitation: (i) all requirements relating to the Discharge (as defined in clause (h) below) and Handling (as defined in clause (h) below) of Hazardous Substances (as defined in clause (h) below) or other Wastes (as defined in clause (h) below); (ii) all requirements relating to notice, record keeping, and reporting; (iii) all requirements relating to obtaining and maintaining Permits for the ownership of its properties and assets and the operation of the Acquired Business, including Permits relating to the Handling and Discharge of Hazardous Substances and other Wastes; or (iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests, or demands issued pursuant to, or arising under, any Environmental Laws.

            (b) Except as set forth on SCHEDULE 11.8(a) AND (b), there are no (and, to the knowledge of the Sellers, there is no basis for any) non-compliance orders, warning letters, notices of violation (collectively "Notices"), claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations or proceedings (collectively "Proceedings") pending or threatened against or involving any Seller, the Acquired Business, the Acquired Assets, the Related Facilities or, the Independent Facilities, issued by any Governmental Authority or third party with respect to any Environmental Laws or Permits issued to any Seller thereunder in connection with, related to, or arising out of the ownership by any Seller of its properties or assets or the operation of the Acquired Business or related to the Acquired Facilities which have not been resolved to the satisfaction of the issuing Governmental Authority or third party in a manner that would not impose any obligation, burden, or continuing liability on Buyer in the event that the transactions contemplated by this Agreement are consummated, or which could have a material adverse affect on Sellers' or the Acquired Business financial condition, or results of operations including, without limitation: (i) Notices or Proceedings related to any Seller being a potentially responsible party for a federal or state environmental cleanup site or for corrective action under any applicable Environmental Laws; (ii) Notices or Proceedings in connection with any federal or state environmental cleanup site, or in connection with any of the real property or premises where any Seller has transported, transferred, or disposed of other Wastes; (iii) Notices or Proceedings relating to any Seller being responsible to undertake any response or remedial actions or clean-up actions of any kind; or (iv) Notices or Proceedings related to any Seller being liable under any Environmental Laws for personal injury, property damage, natural resource damage, or clean up obligations.

            (c) Except as set forth on SCHEDULE 11.8(c), no Seller has Discharged, nor allowed or arranged for any third party to Discharge, Hazardous Substances or other Waste to, at, or upon: (i) any location other than a site lawfully permitted to receive such Hazardous Substances or other Waste; (ii) any of the Acquired Facilities; or (iii) any site (x) which, pursuant to CERCLA (as defined in clause (h) below) or any similar state law has been placed on the National Priorities List or its state equivalent; or (y) with respect to which the Environmental Protection Agency or the relevant state agency or other Governmental

      Authority has notified any Seller that such Governmental Authority has proposed or is proposing to place on the National Priorities List or its state equivalent. To the knowledge of the Sellers, there has not occurred during the ownership or operation of Sellers, nor is there presently occurring, a Discharge, or threatened Discharge, of any Hazardous Substance on, into, or beneath the surface of, or adjacent to, any of the Related Facilities or, to the best knowledge of Sellers, the Independent Facilities, in an amount or otherwise requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws. To the extent any Seller has Handled Hazardous Substances, they have done so in compliance with all Environmental Laws.

            (d) SCHEDULE 11.8(d)(i) identifies the operations and activities, and locations thereof, which have been conducted or are being conducted by any Seller on any of the Acquired Facilities which have involved the Discharge of Hazardous Substances. SCHEDULE 11.8(d)(ii) identifies the operations and activities and locations thereof, which have been conducted or are being conducted by any Seller on any of the Acquired Facilities which have involved the Handling of Hazardous Substances in any manner other than for routine cleaning, maintenance, and repair.

            (e) SCHEDULE 11.8(e) identifies the locations to which any Seller has transferred, transported, hauled, moved, or disposed of Waste over the past five (5) years and the types and volumes of Waste transferred, transported, hauled, moved, or disposed of to each such location.

            (f) Except as set forth on SCHEDULE 11.8(f), no Seller uses, and no Seller has ever used, any Aboveground Storage Tanks (as defined in clause
      (h) below) or Underground Storage Tanks (as defined in clause (h) below), and to the best knowledge of the Sellers there are not now nor, have there ever been any Underground Storage Tanks beneath any of the Related Facilities or, to the best knowledge of Sellers, the Independent Facilities, that are required to be registered under applicable Environmental Laws.

            (g) SCHEDULE 11.8(g) identifies (i) all environmental audits, assessments, or occupational health studies undertaken since January 1, 1994 by any Seller or any of its agents or undertaken by any Governmental Authority or any third party, relating to or affecting any Seller or any of the Related Facilities or, to the best knowledge of Sellers, the Independent Facilities; (ii) the results of any ground, water, soil, air, or asbestos monitoring, undertaken by any Seller or any of its agents or undertaken by any Governmental Authority or any third party, relating to or affecting any Seller or any of the Related Facilities or, to the best knowledge of Sellers, the Independent Facilities, which indicate the presence of Hazardous Substances at levels requiring a notice or report to be made to a Governmental Authority or in violation of any applicable Environmental Laws; (iii) all material written communications between any Seller and any Governmental Authority arising under or related to Environmental Laws; and (iv) all outstanding citations issued to any of the Sellers, or to the best knowledge of Sellers, any other person, under OSHA, or similar state or local statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, relating to or affecting any Seller or any of the Related Facilities or, to the best knowledge of Sellers, the Independent Facilities.

            (h) For purposes of this Section 11.8, the following terms shall have the meanings ascribed to them below:

            "Aboveground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order ruling, or decree governing Aboveground Storage Tanks.

            "Discharge" means any manner of spilling, leaking, dumping, discharging, releasing, or emitting, as any of such terms may further be defined in any Environmental Law, into any medium including, without limitation, ground water, surface water, soil, or air.

            "Environmental Laws" means all federal, state, regional, or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where Seller conducts business, currently in existence, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous Waste, or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C.
      Section 9601, et seq. (collectively "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource Conversation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. Section 6901 et seq. (collectively "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. Section 1311, et seq.; the Clean Air Act, as amended, 42 U.S.C. Section 7401-7642; the Toxic Substances Control Act, as amended, 15 U.S.C. Section 2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. Section 136-136y ("FIFRA"); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. Section 11001, et seq. (Title III of SARA) ("EPCRA"); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C, Section 651, et seq. ("OSHA").

            "Handle" means any manner of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing, or using, as any of such terms may further be defined in any Environmental Law, of any Hazardous Substances or Waste.

            "Hazardous Substances" shall be construed broadly to include any toxic or hazardous substance, material, or waste, and any other contaminant, pollutant, or constituent thereof, whether liquid, solid, semi-solid, sludge, and/or gaseous, including without limitation, chemicals, compounds, by-products, pesticides, asbestos containing materials, petroleum or petroleum products, and polychlorinated biphenyls, the presence of which requires investigation or remediation under any Environmental Laws or which are regulated, listed, or controlled by, under, or pursuant to any Environmental Laws, including, without limitation, RCRA, CERCLA, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act, the Clean Water Act, FIFRA, EPCRA, and OSHA, or any similar state statute, or regulations implementing such statutes, laws, ordinances, codes, rules, regulations, orders, rulings, or decrees, or which has been determined or interpreted by any Governmental Authority to be a hazardous or toxic substance regulated under any other statute, law, regulation, order, code, rule, order, or decree.

            "Underground Storage Tank" shall have the meaning ascribed to such term in Section 6901 et seq., as amended, of RCRA, or any applicable state or local statute, law, ordinance, code, rule, regulation, order, ruling, or decree governing Underground Storage Tanks.

            "Waste" shall be construed broadly to include agricultural wastes, biomedical wastes, biological wastes, bulky wastes, construction and demolition debris, garbage, household wastes, industrial solid wastes, liquid wastes, recyclable materials, sludge, solid wastes, special wastes, used oils, white goods, and yard trash as those terms are defined under any applicable Environmental Laws.

      11.9 EMPLOYEE BENEFIT PLANS. Each employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), maintained or contributed to by any of the Sellers or any of its Group Members (as defined below) (collectively, the "Plans") is listed on
SCHEDULE 11.9, is in compliance with applicable law and has been administered and operated in all material respects in accordance with its terms. Each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Internal Revenue Code of 1986, as amended as of the date hereof (the "Code"), has received a favorable determination letter from the Internal Revenue Service (the "IRS") and no event has occurred and no condition exists that could be expected to result in the revocation of any such determination. No event that constitutes a "reportable event" (within the meaning of Section 4043(b) of ERISA) for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation (the "PBGC") has occurred with respect to any Plan. No Plan is subject to Title IV of ERISA, and none of the Sellers nor any Group Member has made any contributions to or participated in any "multiple employer plan" (within the meaning of the Code or ERISA) or "multi-employer plan" (as defined in Section 4001(a)(3) of ERISA). Full payment has been made of all amounts that Sellers were required under the terms of the Plans to have paid as contributions to such Plans on or prior to the date hereof (excluding any amounts not yet due) and all amounts properly accrued to date as liabilities of the Sellers that have not been paid have been properly recorded on the Sellers' financial statements, and no Plan that is subject to Part 3 of Subtitle B of Title 1 of ERISA has incurred any "accumulated funding deficiency" (within the meaning of Section 302 of ERISA or Section 412 of the Code), whether or not waived. To the knowledge of the Sellers, no other "disqualified person" or "party in interest" (within the meaning of Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Plan that could be expected to result in the imposition of a material penalty pursuant to
Section 502(i) of ERISA, damages pursuant to Section 409 of ERISA or a tax pursuant to Section 4975(a) of the Code. No material claim, action, proceeding, or litigation has been made, commenced or, to the knowledge of the Sellers, threatened with respect to any Plan (other than for benefits payable in the ordinary course and PBGC insurance premiums). No Plan or related trust owns any securities in violation of Section 407 of ERISA. Neither the Sellers nor any Group Member has incurred any liability or taken any action, or has any knowledge of any action or event, that could cause it to incur any liability (i) under Section 412 of the Code or Title IV of ERISA with respect to any "single employer plan" (within the meaning of Section 4001(a)(15) of ERISA), (ii) on account of a partial or complete withdrawal (within the meaning of Section 4205 and 4203 of ERISA, respectively) with respect to any "multi-employer plan" (within the meaning of Section 3(37) of ERISA), (iii) on account of unpaid contributions to any such multi-employer plan, or (iv) to provide health benefits or other non-pension benefits to retired or former employees, except as specifically required by Section 4980B(f) of the Code. Except as set forth on
SCHEDULE 11.9, neither the execution and delivery of this Agreement by the Sellers nor the consummation of the transactions contemplated hereby will (i) entitle any current or former employee of the Sellers to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting, or increase the amount of, any compensation due to any such employee or former employee, or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" (within the meaning of Section 280G of the Code). For purposes of this Agreement, "Group Member" shall mean any member of any "affiliated service group" as defined in Section 414(m) of the Code that includes the Sellers, any member of any "controlled group of corporations" as defined in Section 1563 of the Code that includes the Sellers or any member of any group of "trades or businesses under common control" as defined by Section 414(c) of the Code that includes the Sellers.

      11.10 FINANCIAL INFORMATION. Within 45 days after the Closing, (i) the 1997 Audited Financial and the Current Financials will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and will fairly present the financial position of Sellers as of the dates thereof and the results of their operations and cash flows for the periods then ended, (ii) the Pro Forma List will be prepared in good faith by Sellers in consultation with their auditors and Buyer, and Sellers will have used their best efforts in the preparation thereof. The Unaudited Year-End Financials and Prior Year Audited Financials have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present the financial position of Sellers as of the dates thereof and the results of their operations and cash flows for the periods then ended and are complete and accurate in all material respects. The Query Information is complete and accurate in all material respects. The Unaudited Year-End Financials and the Query Information index are set forth at SCHEDULE 11.10.

      11.11 SUBSIDIARIES. Except for YES Receivables Inc., a Delaware corporation, which is a wholly-owned subsidiary of Finance, and certain name holding companies and inactive leasing and insurance agent subsidiaries listed as SCHEDULE 11.11 hereto, Sellers do not have, nor have they ever had, any Subsidiaries and Sellers do not own, and, except for small interests in publicly traded stock and securities, have never otherwise owned, any stock, partnership interest, joint venture interest, or any other security issued by or equity interest in any other corporation, organization, association, or entity. For purposes of this Agreement, the term "Subsidiary" means any corporation or other entity of which securities having a majority of the ordinary voting power in electing directors or other managers are owned by any Seller directly or through another Subsidiary.

      11.12 Absence of Undisclosed Liabilities. No Seller has any material obligations or liabilities (whether accrued, absolute, contingent, liquidated, unliquidated, or otherwise, whether due or to become due and regardless of when asserted), except (a) liabilities reflected in the Unaudited Year-End Financials, and (b) liabilities specifically disclosed in any Schedule to this Agreement.

      11.13 Absence of Certain Developments. Except as set forth in the Unaudited Year-End Financials or SCHEDULE 11.13 hereto, since June 30, 1997, no Seller has:

            (a) Changed its accounting methods or practices (including any change in loan reserve or write off policies) or revalued any of its assets;

            (b) Borrowed any amount under existing lines of credit, or otherwise incurred or become subject to any indebtedness, except as is reasonably necessary for the ordinary operation of its business and in a manner and in amounts that are in keeping with its historical practice;

            (c) Except in the ordinary course of business pursuant to its lines of credit, loan agreements and related documents with lenders, mortgaged, pledged, or subjected to any lien, charge, or other encumbrance, any of its assets with an aggregate fair market value in excess of $5,000, except liens for current property taxes not yet due and payable;

            (d) Sold, assigned, or transferred (including, without limitation, transfers to any Insiders as defined in Section 11.20) any assets, except in the ordinary course of business;

            (e) Disclosed any proprietary or confidential information to any person other than Buyer, lenders, shareholders and prospective purchasers;

            (f) Modified, waived, canceled or written off any receivable, note, right or claim, other than in the ordinary course of business and consistent with past practice;

            (g) Suffered any extraordinary financial or other loss or suffered any material theft, damage, destruction, or loss of or to any property or properties owned or used by it, whether or not covered by insurance;

            (h) Increased the annualized level of compensation of or granted any extraordinary bonuses, benefits, or other forms of direct or indirect compensation to any employee, officer, director, or consultant, or increased, terminated, or amended or otherwise modified any agreement or plan for the benefit of officers or employees, except in the ordinary course of business and consistent with historical adjustments to such compensation and benefits;

            (i) Except for the computer purchase described in SCHEDULE 11.13, made any capital expenditures or commitments therefor that aggregate in excess of $50,000;

            (j) Taken any other action or entered into any other action other than in the ordinary course of business and in accordance with past custom and practice, or entered into or modified any transaction with any Insider or any contract, written or oral, that involves consideration or performance by it of a value exceeding $5,000 or a term exceeding six months;

            (k) Made any loans or advances to, or guarantees for the benefit of any persons;

            (l) Acquired (by merger, exchange, consolidation, acquisition of stock or assets, or otherwise) any corporation, partnership, joint venture, or other business organization or division or material assets thereof;

            (m) Redeemed or purchased, directly or indirectly, any shares of its capital stock, or declared or paid any dividends or distributions with respect to any shares of its capital stock;

            (n) Issued or sold any equity securities, securities convertible into or exchangeable for equity securities, warrants, options, or other rights to acquire equity securities, or bonds or other debt securities;

            (o) Discharged or satisfied any lien or encumbrance or paid any liability, other than current liabilities (or current installments due on intermediate or long-term liabilities) paid in the ordinary course of business; or

            (p) Sold, assigned, or transferred (including, without limitation, transfers to any employees, shareholders, or affiliates) any patents, trademarks, trade names, copyrights, trade secrets, or other intangible assets, except in the ordinary course of business.

      11.14 Real Estate.

            (a) Except for the Related Facilities, Sellers do not own any real estate.

            (b) SCHEDULE 11.14(b) sets forth a list of all leases of real property and improvements relating to the Acquired Business ("Leases"). True and correct copies of the

      Leases, as amended, have been delivered to Buyer and have not been amended since the delivery of such copies. The Leases, as amended, are in full force and effect, the applicable Seller has a valid and existing leasehold interest under each such Lease for the term set forth therein, and, neither any Seller, nor to the best of any Seller's knowledge, any other party, thereto is in default or breach under any such Lease. No event has occurred which, with the passage of time or the giving of notice or both, would cause a breach of or default under any of such Leases by any Sellers, or, to the best of any Seller's knowledge, any other party.

            (c) The properties set forth on SCHEDULES 1.6(a) AND (b) AND 11.14(b) constitute all of the real estate used or occupied by Sellers in connection with the Acquired Business, and, to the best of Sellers' knowledge, each such property has access, sufficient for the conduct of the business conducted thereon, to public roads and to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operations of the Acquired Business.

            (d) No Seller is in violation of any applicable zoning ordinance or other law, regulation, or requirement relating to the operation of any of the properties used in the Acquired Business, including, without limitation, applicable environmental protection and occupational health and safety laws and regulations, and no Seller has received any notice of any such violation, or of the existence of any condemnation proceeding with respect to any such properties owned or leased by it.

            (e) At the Closing, all Acquired Facilities shall be surrendered to Buyer in clean, good operating condition (reasonable wear and tear excepted). Prior to the Closing, Sellers shall lawfully remove and dispose of all waste, refuse and rubbish from the Acquired Facilities. At the Closing, the condition of the Acquired Facilities and the activities conducted by Sellers thereat shall comply fully with all applicable environmental, occupational zoning, fire, health and safety laws, rules and regulations.

      11.15 Tax Matters.

            (a)   For purposes of this Agreement:

                  (i) The term "Taxes" means any and all federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, payroll, employment, recapture, disability, real property, personal property, sales, use, transfer, registration, value-added, alternative or add-on minimum, estimated, or any other taxes, assessment, or government charges of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

                  (ii) The term "Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  (iii) The term "Code" means the Internal Revenue Code of 1986, as amended. All references to sections of the Code shall include any amendments or any successor provisions thereof.

            (b) Each of the Sellers has filed all Tax Returns, or filed a timely extension for all such Tax Returns, that each was required to file prior to the date hereof. All such Tax Returns were correct and complete in all respects. All Taxes owed by each of the Sellers (whether or not shown on any Tax Return) with respect to Tax Returns the due date of which preceded the date hereof have been paid. All other Taxes due and payable by each of the Sellers with respect to periods ending on or as of the date of the Closing or in respect of transactions entered into or any state of facts existing as of the date of Closing (whether or not a Tax Return is due on such date) have been paid or are accrued on the applicable financial statements or will be accrued on the books and records of the Sellers as of the Closing and made available to the Buyer. For purposes of the preceding sentence, in determining the amount of taxes due and payable by the Sellers with respect to periods ending on or as of the date of the Closing or with respect to transactions entered into or any state of facts existing as of the date of the Closing, the date of the Closing shall be deemed to be the last day of any applicable tax period. It is expressly provided that for purposes of this Section 11.15(b), the term Taxes includes all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor or shareholder of Sellers, or to any other third party.

            (c) Except as set forth on SCHEDULE 11.15, with respect to each taxable period for each of the Sellers prior to the date hereof or prior to the date of the Closing, (i) either such taxable period has been audited by the relevant taxing authority or the time for assessing or collecting Taxes with respect to each such taxable period has closed and each taxable period is not subject to review by a relevant taxing authority; (ii) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any taxing authority against any of the Sellers; (iii) none of the Sellers has consented to extend the time in which any Taxes may be assessed or collected by any taxing authority; (iv) none of the Sellers has requested or been granted an extension of the time for filing any Tax Return to a date later than the Closing; (v) there is no action, suit, taxing authority proceeding, or audit or claim for refund now in progress, pending or threatened against or with respect to any of the Sellers regarding Taxes; (vi) none of the Sellers has made an election or filed a consent under Section 341(f) of the Code (or any corresponding provision of state, local or foreign law); (vii) there are no liens on the assets of any of the Sellers relating or attributable to Taxes (other than liens for sales and payroll Taxes not yet due and payable) and none of the Sellers has any knowledge of any reasonable basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any lien on the assets of the Sellers; (viii) none of the Sellers will be required (A) as a result of a change in method of accounting for a taxable period ending on or prior to the date of the Closing, to include any adjustment under Section 481 of the Code (or any corresponding provision of state, local or foreign law) in taxable income for any taxable period (or portion thereof) beginning after the date of the Closing or (B) as a result of any "closing agreement," as described in
      Section 7121 of the Code (or any corresponding provision of state, local or foreign law), to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) beginning after the date of the Closing; (ix) none of the Sellers has been a member of an affiliated group (as defined in Section 1504 of the Code) or filed, or been included in a combined, consolidated or unitary income Tax Return;
      (x) none of the Sellers is a party to or bound by any Tax allocation or tax sharing agreement and has no current or potential contractual or other obligation to indemnify any other person with respect to Taxes; (xi) no taxing authority will claim or assess any additional Taxes against any of the Sellers for any period for which Tax Returns have been filed; (xii) no claim has ever been made by a taxing authority in a jurisdiction where any of the Sellers does not file Tax Returns that any of the Sellers is or may be subject to Taxes assessed by such jurisdiction; (xiii) none of the Sellers has any permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign county; (xiv) true, correct and complete copies of all income and sales Tax Returns filed by or with respect to each of the Sellers for the past three (3) years have been furnished or made available to the Buyer;
      (xv) each of the Sellers has disclosed on each Tax Return filed by each all positions taken thereon that could give rise to a substantial understatement of penalty of federal income Taxes within the meaning of Code Section 6662; (xvi) none of the Sellers was acquired in a qualified stock purchase under Code Section 338(d)(3) and no elections under Code
      Section 338(g), protective carryover basis elections, or offset prohibition elections are applicable to any of the Sellers; (xvii) none of the assets of Sellers (a) is property required to be treated as being owned by any other person under the "safe harbor lease provisions" of former section 168(f)(8) of the Internal Revenue Code of 1954, as amended, or (b) has been financed with or directly or indirectly secures any bond or debt the interest on which is tax-exempt under Section 103(a) of the Code; and (xviii) no sales or use tax will be payable by any of the Sellers as a result of this transaction, and there will be no nonrecurring intangible tax, documentary stamp tax or other excise tax (or comparable tax imposed by a governmental entity) as a result of this transaction.

            (d) Any reference to the term "Sellers" in this Section 11.15 shall refer to each of the Sellers, any predecessor entities, and any subsidiary of any of the Sellers.

      11.16 Contracts and Commitments.

            (a) Except as set forth in SCHEDULE 11.16 hereto or any other Schedule hereto, no Seller is a party to any written or oral: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement, or other form of deferred compensation plan; (iii) hospitalization insurance, or similar plan or practice, whether formal or informal; (iv) contract for the employment or compensation of any officer, individual employee, or other person on a full-time, part-time or consulting basis or relative to severance pay or change-in-control benefits for any such person; (v) agreement or indenture relating to the borrowing of money in excess of $5,000 relating to the Acquired Business or Acquired Assets or to mortgaging, pledging, or otherwise placing a lien on any of the Acquired Assets; (vi) guaranty of any obligation for borrowed money or otherwise, other than endorsements made for collection; (vii) lease or agreement under which it is lessor or lessee of, or permits any third party to hold or operate, any Acquired Assets or any facilities relating to the Acquired Business; (viii) other agreement material to the Acquired Business or (ix) agreement not entered into in the ordinary course of business relating to the Acquired Assets, the Acquired Business or the Acquired Facilities (collectively, the "Agreements"). True and correct copies of the Agreements, as amended, have been delivered to Buyer and have not been amended since the delivery of such copies. Buyer is not assuming any obligations of Sellers under the Agreements unless the Agreement is an Assumed Agreement or a liability thereunder is an Assumed Liability.

            (b) Sellers have furnished Buyer with a true and correct copy of each written Agreement, and a written description of each oral Agreement, referred to in SCHEDULE 11.16, together with all amendments, waivers, or other changes thereto.

            (c) Except as specifically disclosed in SCHEDULE 11.16 hereto: (i) no customer or supplier has indicated that it will stop or decrease the rate of business done with any Seller, except for changes in the ordinary course of the Acquired Business; and (ii) no breach or default by Sellers or claim of any such breach or default by Sellers or to their best knowledge, by any other party, exists under any Assumed Agreement and no event has occurred with respect thereto that with the lapse of time or action or inaction by any Seller or, to their best knowledge, any other party thereto, would result in a breach thereof or a default thereunder.

            (d) Each Assumed Agreement is in full force and effect and is the legal, valid and binding obligation of each Seller party thereto, enforceable in accordance with its terms against each Seller party thereto and each other party thereto, subject to the Equitable Exceptions. Except as set forth on SCHEDULE 11.16, no Seller has, and, to the best of Sellers' knowledge, no other party thereto has, assigned any of its rights or delegated any of its duties under any Assumed Agreement.

            (e) Upon the assignment of each Assumed Agreement to the Buyer pursuant hereto, all rights of the Sellers with respect to the Assumed Agreements will inure to the Buyer and the Assumed Agreements will be enforceable by the Buyer in accordance with their terms, subject to the Equitable Exceptions.

            (f) As of the Closing, no Seller will owe any amount (whether absolute, contingent, or otherwise) for any period prior to Closing with respect to any Assumed Agreement, other than amounts incurred in the ordinary course of business consistent with past practices and this Agreement, with any exceptions thereto to be properly reflected on SCHEDULE 11.16 hereof.

            (g) Sellers have paid all rental and other payments due under each lease (including each Lease) under which a Seller is the lessee, in accordance with its terms. With respect to each such lease, the applicable Seller has been in peaceable possession of the buildings, equipment, machinery, real property, vehicles, or other tangible property covered thereby since the commencement of the original term of such lease. Moreover, no indulgence, postponement, or waiver of any Seller's obligations under any such lease has been granted by the lessor. Sellers possess full right and power to occupy as a tenant or possess as a lessee, as the case may be, all of the buildings, equipment, machinery, real property, vehicles, and other tangible property covered by such leases.

      11.17 Intellectual Property.

            (a) Sellers warrant and represent that Sellers own, or are licensed or otherwise possess legally enforceable and, except as otherwise disclosed in SCHEDULE 11.17, transferrable rights to use all of the Intellectual Property, the Shared Software, and the Licensed Software, including all patents, trademarks, trade names, service marks, copyrights, and all applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), trade secrets and tangible or intangible proprietary information or material that are used in the Acquired Business (the "Intellectual Property Rights").

            (b) Sellers warrant and represent that SCHEDULE 11.17 comprises (i) a complete list of all patents, registered and unregistered trademarks and service marks, registered copyrights, maskworks, trade names, and any applications relating to the foregoing, included in the Intellectual Property Rights, and specifies, where applicable, the jurisdiction in which each such Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners; (ii) a complete list of all material licenses, sublicenses and other agreements as to which any of Sellers are a party and pursuant to which any of Sellers are authorized to use the intellectual property rights of any third parties; and (iii) a complete list of all material licenses, sublicenses and other agreements as to which any of Sellers are parties and pursuant to which any third party is authorized to use Intellectual Property Rights, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty or other fees and the term thereof. None of Sellers is in violation of any such licenses, sublicenses or agreements nor, to Sellers' knowledge, is any other party thereto. All proprietary software and enhancements, modifications and customizations thereto that were developed by Sellers were developed by employees of Sellers who were hired for such purposes, and except as disclosed on SCHEDULE 11.17 no consultants or independent contractors or other third parties were utilized by Sellers in the development of such software or enhancements, modifications or customizations. Sellers have provided to Buyer complete and true copies of all agreements with those consultants, independent contracts or other third parties listed on SCHEDULE 11.17 pursuant to which such development activities occurred.

            (c) Sellers warrant and represent that the execution and delivery of this Agreement by Sellers, and the consummation of the transactions contemplated hereby, will neither cause any of Sellers to be in violation or default under any license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement. Sellers are the sole and exclusive owners or licensees of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Intellectual Property Rights, and have sole and exclusive rights (and are not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Intellectual Property Rights are being used.

            (d) No claims with respect to the Intellectual Property Rights have been asserted or are threatened by any person nor are there any valid grounds for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any product or service of the Acquired Business infringes on any copyright, patent, trademark, service mark, trade secret or other proprietary right of any third party, (ii) against the use by Sellers of any trademarks, service marks, trade names, trade secrets, copyrights, maskworks, patents, technology, know-how or computer software programs and applications used in the Acquired Business as currently conducted, or (iii) challenging the ownership by Sellers or the validity or effectiveness of any of the Intellectual Property Rights. All licenses to Intellectual Property patents, and registered trademarks, service marks and copyrights held by Sellers are valid and subsisting. There is no material unauthorized use, infringement or misappropriation of any of the Intellectual Property Rights by any third party, including any employee or former employee or present or former consultants, independent contractors or other agents of Sellers. No Intellectual Property Right or product or service of Sellers is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the transfer or licensing thereof by Sellers.

      11.18 Employment Matters. Attached hereto as SCHEDULE 11.18 is a list of names, job title, name of employer, city and state of employment, current annual rates of salary, bonus, commission, employee benefits, accrued vacation and sick time, sick pay, and other compensation, benefits, and perquisites, including the provision of company-owned automobiles, of all the employees of Sellers and its independent contractors whose work relates, directly or indirectly, to the operation of the Acquired Business and all benefit plans (with a brief description of each thereof) and employment agreements (written or oral) in favor of or applicable to any such employees or independent contractors. To the best of Sellers' knowledge, except as disclosed in SCHEDULE 11.18, no key employee of any Seller, and no group of any Seller's other employees, has any plans to terminate his, her, or its employment. No Seller is a party to any collective bargaining agreement, there are no discussions, negotiations, demands, or proposals that are pending or that have been conducted or made with or by any labor union or association, and there are no pending or threatened labor disputes, strikes, or work stoppages with respect to the business operations of Sellers and Sellers' labor relations are satisfactory in all material respects. Each Seller has complied with all laws relating to the employment of labor, terms and conditions of employment, and wages and hours, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining, and the payment of social security and other taxes, and is not engaged in any unfair labor practices. Except as disclosed in SCHEDULE 11.18, each Seller may terminate any employee, with or without cause, without liability or obligation other than for salary, vacation pay and other employee benefits accrued through the date of any such termination.

      11.19 No Liens. Sellers' title to the Acquired Assets is free and clear of all liens, other than the liens listed on SCHEDULE 11.19 hereto all of which will be released as of the Closing.

      11.20 Affiliate Transactions. Except as set forth on SCHEDULE 11.20, no officer, director or shareholder of any Seller or any member of the immediate family of any such officer, director, or shareholder, or any entity in which any of such persons owns any beneficial interest (other than a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than 1% of the stock of which is beneficially owned by any of such persons) (collectively "Insiders"), has any agreement with any Seller or any interest in any property (real, personal, or mixed, tangible or intangible) used in or pertaining to the Acquired Business. For purposes of the preceding sentence, the members of the immediate family of an officer, director, or, shareholder shall consist of the spouse, parents, children, and sons- and daughters-in-law, of such officer, director, or shareholder and, in addition to the above, with respect to any material agreement or interest, siblings, mothers- and fathers-in-law and brothers-and sisters-in-law.

      11.21 Compliance with Laws; Permits. Each Seller and its officers, directors, and employees and, to the best of such Seller's knowledge, its agents, have complied with all applicable laws and regulations of foreign, federal, state, and local governments and all agencies thereof which affect the Acquired Business or any of the Acquired Assets or the Acquired Facilities and no claims have been filed or threatened against any Seller alleging a violation of any such law or regulation, except as set forth in SCHEDULE 11.21 hereto. Each Seller possesses all approvals, authorizations, certificates, consents, registrations, franchises, licenses, permits, rights, variances, and waivers necessary for the lawful conduct of the Acquired Business and the ownership or operation of the Acquired Assets and the Acquired Facilities (collectively, the "Permits"). All Permits are in full force and effect, no violations have occurred with respect thereto, and no basis exists for any limitation, revocation, or withdrawal thereof or any denial of any extension or renewal with respect thereto. A list of all Permits (including the expiration dates thereof) is set forth in SCHEDULE 11.21 hereto. Except as indicated on SCHEDULE 11.21, no Permit is transferable to the Buyer. Sellers have made available to Buyer each Permit for Buyer's review.

      11.22 Reasonably Equivalent Value. Sellers acknowledge and warrant that the value received by the Sellers pursuant to this Agreement is reasonably equivalent to the value of the Acquired Business, Acquired Assets and Acquired Facilities. Sellers further warrant that the transfer of the Acquired Business, Acquired Assets and Acquired Facilities to Buyer is not being made by the Sellers with the intent to hinder, delay or defraud any creditor of the Sellers; that Buyer is not an insider (as that term is defined in 11 U.S.C. Section 101(31) and/or Tex. Bus. & Com. Code Section 24.002(7)) of the Sellers; that the Sellers shall not retain possession or control of any such assets following the transfer; and that the transfer shall not be concealed from any of the Sellers' creditors.

      11.23 Disclosure. Neither this Agreement nor any of the Schedules hereto or documents or agreements to be delivered hereunder contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading, and there is no fact which has not been disclosed to Buyer which material adversely affects or could reasonably be anticipated to materially adversely affect the Acquired Assets, Acquired Business, or Acquired Facilities or the customer, employee or supplier relations relating thereto.


                                   ARTICLE XII

                     REPRESENTATIONS AND WARRANTIES OF BUYER

      Buyer hereby represents and warrants that all of the following representations and warranties in this Article XII are true and correct at the time of execution and delivery of this Agreement and at the time of the Closing.

      12.1 Due Organization and Qualification. Buyer is duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly authorized and qualified under all applicable laws, regulations, and ordinances of public authorities to carry on its businesses in the places and in the manner as now conducted except for where the failure to be so authorized or qualified would not have a material adverse effect on its business, operations, affairs, properties, assets or condition (financial or otherwise).

      12.2 Corporate Power and Authority. The execution, delivery and performance of this Agreement by Buyer, and all other agreements by and among the parties, and the consummation by it of the transactions contemplated hereby and thereby, have been or will at the time of the Closing be duly authorized by all requisite corporate action and no further action or approval is required or will at the time of Closing be required in order to permit Buyer to consummate the transactions contemplated hereby and thereby. This Agreement constitutes, and all other agreements by and among the parties, when executed and delivered in accordance with the terms thereof, will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms (subject to the Equitable Exceptions). Buyer has full corporate power, authority and legal right to enter into this Agreement and all other agreements by and among the parties and to consummate the transactions contemplated hereby and thereby.

      12.3 No Violations. The execution, delivery and performance of this Agreement, and all other agreements by and among the parties, and the consummation of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof will not (i) conflict with or result in a breach or violation of the Certificate of Incorporation or the Bylaws of Buyer,
(ii) result in any breach or termination of, or constitute a default under, or constitute an event which with notice or lapse of time, or both, would become a default under, or result in the creation of any encumbrance upon any asset of Buyer under, or create any rights of termination, cancellation or acceleration in any person under, any contract, lease, arrangement, commitment, or any other instrument or violate any judgment order, writ, injunction or decree, to which Buyer is a party or by which Buyer or any of its assets, business or operations may be bound or affected or under which Buyer or its assets, business or operations receive benefits, (iii) result in the loss or adverse modification of any material license, franchise, permit or other authorization granted to or otherwise held by Buyer which is material to the business or financial condition of Buyer or (iv) result in the violation of any provisions of law applicable to Buyer, the violation of which could have a material adverse effect upon the business, operations or assets of Buyer.

      12.4 Consents. Except with respect to licenses and permits necessary or appropriate to the operation of the Acquired Business as contemplated in Section
4.1 hereof, no consent, approval, authorization or order of any court, agency or any other person or authority is required in order to permit Buyer to consummate the transactions contemplated by this Agreement.

      12.5 Conformity with Law and Litigation. Except with respect to licenses and permits necessary or appropriate to the operation of the Acquired Business as contemplated in Section 4.1 hereof, Buyer is not in violation of any law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over it that would have a material adverse effect on the ability of the Buyer to consummate the transactions contemplated by this Agreement. There are no pending or threatened claims, actions, suits, proceedings or litigation in any court or any proceeding before any agency (i) in which it is sought to restrain, prohibit, invalidate or obtain damages in respect of the consummation of the purchase and sale of the Acquired Assets or the other transactions contemplated hereby or (ii) which could, if adversely determined, result in the inability of the Buyer to consummate the transactions contemplated by this Agreement.

      12.6 Reasonably Equivalent Value. In the good faith judgment of Buyer, the assets being purchased pursuant to this Agreement are being purchased for value reasonably equivalent to the value of the Acquired Business, Acquired Assets and Acquired Facilities.


                                 ARTICLE XIII

                                INDEMNIFICATION

      13.1 Definitions. For purposes of this Article, the following terms shall have the respective meanings set forth below:

            "Indemnified Party" means a party entitled to indemnification pursuant to this Article.

            "Indemnifying Party" means a party liable for indemnification pursuant to this Article.

            "Losses" means any and all out-of-pocket damages, costs, liabilities, losses (including consequential losses), judgments, penalties, fines, expenses or other costs, including reasonable attorney's fees, incurred by an Indemnified Party.

            "Third Party Claim" means a claim or demand made by any person or corporation (other than an Indemnified Party) or any governmental authority or other third party against an Indemnified Party.

      13.2 Indemnification by Sellers. Sellers shall indemnify and hold harmless Buyer and its directors, officers, employees, affiliates and agents, at all times from and after Closing, against any Losses arising from or relating to:
(i) any breach of the representations or warranties made by Sellers in this Agreement or in any certificate or other document or agreement delivered by Sellers or any of them pursuant to this Agreement; (ii) any breach of the covenants and agreements made by Sellers in this Agreement or in any certificate or other document or agreement delivered by Sellers or any of them pursuant to this Agreement; (iii) the Excluded Assets; (iv) the Excluded Liabilities; and
(v) any Losses arising from the failure to obtain on or prior to the Closing any required consent of any landlord of the Independent Facilities or to have executed and delivered on or prior to the Closing any assumptions of the Independent Third-Party Leases as contemplated in Section 1.6(a) of this Agreement, including but not limited to any Losses resulting from any changes demanded by a landlord in rental rates or other terms and conditions in any Independent Third-Party Lease or from any relocation to different facilities required as a result of consent not having been obtained, and any Losses arising from the failure of Sellers to obtain on or prior to the Closing on their own behalf or on behalf of Buyer any required Sellers' lenders consents, shareholder approvals or consents of other third parties, including but not limited to the consent of the mortgage lender of the Plano Road facility and any consents required to transfer or assign the Assumed Agreements and/or to license the licensed Software if not obtained by the Closing, to the execution and delivery of this Agreement and the other agreements and instruments contemplated hereby and the consummation of the transactions contemplated hereby. If Sellers shall at any time dissolve or make any distribution to equity holders following the Closing after satisfaction of all debts to creditors, Sellers shall post security for or otherwise make full and adequate provisions for all identifiable obligations of indemnity under this Section 13.2. The Appliance Company shall indemnify and hold harmless Buyer and its directors, officers, employees, affiliates and agents, at all times from and after the Closing arising from or relating to any breach of any covenant, agreement, representation or warranty made in this Agreement by the Appliance Company.

      13.3 Indemnification by Buyer. Buyer shall indemnify and hold harmless Sellers, and as applicable the Appliance Company, and their respective directors, officers, employees, affiliates and agents, at all times from and after the Closing, against any Losses arising from or relating to: (i) any breach of the representations or warranties made by Buyer in this Agreement;
(ii) any breach of the covenants and agreements made by Buyer in this Agreement;
(iii) the Assumed Liabilities; (iv) any Assumed Liabilities arising in connection with the Acquired Business or the Acquired Assets following the Closing during or in connection with the operation of the Management Services Agreement except as otherwise provided in Section 4.2 hereof; (v) any breach of Buyer's obligations pursuant to the Portfolio Servicing Agreement or the Subservicing Agreement; and
(vi) the ownership or operation of the Acquired Business or the Acquired Assets after the Closing.

      13.4  Procedure for Indemnification Claims.

            (a) Any Indemnified Party asserting a right of indemnification provided for under this Agreement in respect of a Third Party Claim shall notify the Indemnifying Party in writing of the Third Party Claim within ten business days after receipt by such Indemnified Party of written notice of the Third Party Claim. As part of such notice, the Indemnified Party shall furnish the Indemnifying Party with copies of any pleadings, correspondence or other documents relating thereto that are in the Indemnified Party's possession. The Indemnified Party's failure to notify the Indemnifying Party of any such matter within the time frame specified above shall not release the Indemnifying Party, in whole or in part, from its obligations under this Article except to the extent that the Indemnifying Party's ability to defend against such claim is actually prejudiced thereby. The Indemnifying Party agrees (and, at such time as the Indemnifying Party acknowledges its liability under this Article with respect to such Third Party Claim, the Indemnifying Party shall have the sole and exclusive right) to defend against, settle or compromise such Third Party Claim at the expense of such Indemnifying Party. The Indemnified Party shall have the right (but not the obligation) to participate in the defense of such claim through counsel selected by it, which counsel shall be at the Indemnified Party's expense to the extent that the Indemnifying Party has assumed the defense of such claim unless counsel for the Indemnifying Party could not adequately represent the interests of the Indemnified Party due to an actual or potential conflict of interest, in which case such counsel shall be at the Indemnifying Party's expense. The Indemnified Party shall cooperate with the Indemnifying Party and provide such assistance at the Indemnifying Party's expense as the Indemnifying Party may reasonably request in connection with the defense of such claim, including but not limited to providing the Indemnifying Party access to and use of all relevant corporate records and making available its officers and employees for depositions, other pre-trial discovery and as witnesses at trial, if required. If the Indemnifying Party has not yet acknowledged its liability under this Article with respect to such Third Party Claim, then the Indemnifying Party and the Indemnified Party shall cooperate in defending against such Third Party Claim at the Indemnifying Party's expense, and neither party shall have the right, without the other's consent, to settle or compromise any such Third Party Claim.

            (b) In the event of any claim for indemnification hereunder that is not a Third Party Claim, the Indemnified Party shall give reasonable notice thereof to the Indemnifying Party and shall afford the Indemnifying Party access to all relevant corporate records and other information in its possession relating thereto.

            (c) If any party becomes obligated to indemnify another party with respect to any claim for indemnification hereunder and the amount of liability with respect thereto shall have been finally determined, the Indemnifying Party shall pay such amount to the Indemnified Party plus the reasonable fees and expenses of the Indemnified Party and of its counsel and other agents in connection with such claim for indemnification and the enforcement thereof, in immediately available funds within ten days following written demand by the Indemnified Party. Sellers acknowledge that pursuant to Section 3.1(b) of the Portfolio Servicing Agreement, Collections (as defined in the Portfolio Servicing Agreement) may be remitted to Buyer by the Servicer (as defined in the Portfolio Servicing Agreement) in order to satisfy the indemnity obligations of Sellers hereunder provided that such remittance is in accordance with Section 3.1(b) of the Portfolio Servicing Agreement.


                                   ARTICLE XIV

                              GENERAL PROVISIONS

      14.1 COOPERATION. Buyer and Sellers shall each deliver or cause to be delivered to the other on the day of the Closing, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of carrying out this Agreement.

      14.2  SURVIVAL OF COVENANTS, AGREEMENTS, REPRESENTATIONS AND WARRANTIES.

            (a) Covenants and Agreements. All covenants and agreements made hereunder or pursuant hereto or in connection with the transactions contemplated hereby shall survive the Closing and shall continue in full force and effect thereafter according to their terms without limit as to duration except as otherwise expressly stated herein, not withstanding any investigation by any parties hereto.

            (b) Representations and Warranties. All representations and warranties contained herein shall survive the Closing and shall continue in full force and effect thereafter for a period of one (1) year following the Closing, except that (a) the representations and warranties contained in Section 11.8 (Environmental) hereof shall survive for a period of five (5) years following the Closing, (b) the representations and warranties contained in Section 11.9 (Employee Benefit Plans) and Section 11.15 (Tax Matters) hereof shall survive until the expiration of the applicable period of the statutes of limitation applicable to ERISA matters and tax matters, respectively, and (c) the representations and warranties contained in Article VII and Sections 11.1 to
11.4 and Sections 11.17 and 11.19 (Organization, Authorization, Ownership of Assets, Intellectual Property, No Liens) hereof shall survive indefinitely. Notwithstanding anything to the contrary in this Section 14.2(b), Sellers obligations of indemnity pursuant to Section 13 hereof shall not be impaired after the expiration of any period stated in this Section 14.2(b) with respect to any Excluded Liabilities, which obligations of indemnity shall survive indefinitely.

            (c) Claims Made Prior to Expiration. Notwithstanding the foregoing survival periods set forth in this Section 14.2, the termination of a survival period shall not affect the rights of an Indemnified Party in respect of any claim or potential claim made by any party with reasonable specificity, in good faith and in writing to the Indemnifying Party in accordance with Article XIII hereof prior to the expiration of the applicable survival period.

      14.3 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned except by operation of law and except that Buyer may assign all or any portion of its rights and obligations hereunder to any one or more subsidiaries or affiliates and shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Notwithstanding the foregoing, no assignment by Buyer will relieve Buyer of its obligations to the parties hereto, including expressly its indemnification obligations.

      14.4 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Sellers and Buyer and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms subject to Equitable Exceptions and this Agreement and the schedules, exhibits and annexes hereto may be modified or amended only by a written instrument executed by the Sellers and Buyer acting through their respective officers, duly authorized by their respective Boards of Directors.

      14.5 COUNTERPARTS. This Agreement may be executed simultaneously in two
(2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. One or more counterparts of this Agreement may be delivered via telecopier with the intention that they shall have the same effect as an original executed counterpart hereof.

      14.6 BROKERS AND AGENTS. Each party will be responsible for the fees and expenses of its own broker or agent, if any, in connection with this transaction and agrees to indemnify the other against all loss, cost, damages or expense arising out of claims for fees or commissions of brokers employed or alleged to have been employed by such indemnifying party.

      14.7 EXPENSES. Except as otherwise expressly provided herein, Sellers and Buyer shall each pay their own expenses in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby including, without limitation, fees of its own counsel, auditors and other experts, whether or not such transactions be consummated.

      14.8 NOTICES. All notices or communication required or permitted hereunder shall be in writing and may be given by (a) depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or with a national overnight delivery service if delivery thereof is confirmed by the sender, (b) delivering the same in person to an officer or agent of such party, or (c) telecopying the same with electronic confirmation of receipt.

            (i)   If to Sellers, addressed to Sellers at:

                  KARS-YES Holdings Inc.
                  c/o 2200 Ross Avenue, Suite 3200

                  Dallas, Texas  75201
                  Telecopy No.: (214) 220-3623
                  Attn:  Mr. J. Oliver McGonigle, Chairman

            with copies to:

                  Locke Purnell Rain Harrell
                  2200 Ross Avenue, Suite 2200
                  Dallas, Texas 75201
                  Telecopy No.: (214) 740-8800
                  Attn: Don M. Glendenning, Esq.

            (ii)  If to Buyer, addressed to Buyer at:

                  Ugly Duckling Corporation
                  2525 East Camelback Road, Suite 1150
                  Phoenix, Arizona 85016
                  Phone: (602) 852-6600
                  FAX: (602) 852-6656
                  Attn.: Steven P. Johnson, Esq.

            with copies to:

                  Snell & Wilmer L.L.P.
                  One Arizona Center
                  Phoenix, Arizona 85004-0001
                  Phone: (602) 382-6252
                  FAX: (602) 382-6070
                  Attn.: Steven D. Pidgeon, Esq.

or to such other address or counsel as any party hereto shall specify pursuant to this Section from time to time.

      14.9 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO ITS CHOICE OF LAW PRINCIPLES.

      14.10 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      14.11 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      14.12 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      14.13 CAPTIONS. The headings of this Agreement are inserted for convenience only and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

      14.14 USE OF CERTAIN TERMS. As used in this Agreement, the words "herein", "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular paragraph, subparagraph or other subdivision.

      14.15 ATTORNEYS' FEES. In the event of a dispute arising out of this Agreement, the prevailing party, whether by way of prosecution or defense, shall be entitled to all of its costs and expenses including, but not limited to, attorneys' or counsels' (including paralegals' and similar persons') fees and expenses, and accountants' fees and expenses, whether in a judicial, bankruptcy, reorganization, administrative, arbitration or other proceeding, including appellate proceedings, and any proceedings instituted to collect or enforce any judgment or other relief granted or awarded whether such fees or expenses arise before proceedings are commenced or after entry of a final judgment.

      14.16 WAIVER OF JURY TRIAL. All parties waive trial by jury in all actions relating to this Agreement and the transactions contemplated hereby.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    Sellers:

                                    KARS-YES Holdings Inc.

                                    By:   /s/ J. OLIVER McGONIGLE
                                          --------------------------------------
                                          Name:  J. Oliver McGonigle
                                          Title: Chairman


                                    KARS-YES Financial Inc.

                                    By:   /s/ J. OLIVER McGONIGLE
                                          --------------------------------------
                                          Name:  J. Oliver McGonigle
                                          Title: Chairman


                                    KARS-YES Inc.

                                    By:   /s/ J. OLIVER McGONIGLE
                                          --------------------------------------
                                          Name:  J. Oliver McGonigle
                                          Title: Chairman


                                    Buyer:

                                    Ugly Duckling Corporation

                                    By:   /s/ GREGORY B. SULLIVAN
                                          --------------------------------------
                                          Name:  Gregory B. Sullivan
                                          Title: President

And joined in for certain limited
purposes as set forth above:

The YES Group Inc.

By:  /s/ J. OLIVER McGONIGLE
     ------------------------------
     Name:  J. Oliver McGonigle
     Title: Chairman